Exhibit 2.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Execution Version

SHARE PURCHASE AGREEMENT
for the sale and purchase of all shares
in Origo Biopharma, S.L.

between

Sabadell Asabys Health Innovation Investments S.C.R., S.A.
Galchimia, S.A.
Darpaufarma, S.L.
Autiria Biomed, S.L.
Galicia Innova Tech, FICC
Jaume Busquets Viñallonga

as the Sellers

and

AgomAb Therapeutics NV
as the Purchaser

Date: 26 October 2021

i

SHARE PURCHASE AGREEMENT

BETWEEN:

1.	Sabadell Asabys Health Innovation Investments S.C.R., S.A., a venture capital company organised under the laws of Spain, with its registered office at [***], registered with the Commercial Registry of Barcelona under volume 46606, sheet 1, page B-525265, registered with the CNMV under number 277 and holder of tax identification number [***], (“Asabys”).

Asabys is hereby represented by its managing company, Asabys Partners SEGIC, S.A.U., a company organized under Spanish law, with registered office at [***], [***], registered with the CNMV, under number 165.

2.	Asabys Partners SEGIC, S.A.U. is hereby represented by Ms. Clara Campàs Moya, of legal age, of Spanish nationality, with professional address at [***], and holder of Spanish ID number [***] in her capacity as joint and several managing director (consejero delegado solidario) of Asabys Partners SEGIC, S.A.U.

3.	Galchimia, S.A., a company organised under the laws of Spain, with its registered office at [***] , registered with the commercial register of Santiago under Volume 2,528, Page 58, Sheet SC-27798, and holder of tax identification number [***], represented by Mana do Carme Pampin in her capacity as joint and several managing director (consejero delegado solidario) (“Galchimia”);

4.	Darpaufarma, S.L., a company organised under the laws of Spain, with its registered office at [***], registered with the commercial register of Barcelona under Volume 45,247, Page 46, Sheet B-481675, and holder of tax identification number [***], represented by Mr. Julio-Cesar Castro-Palomino Laria in his capacity as joint and several director (“Darpaufarma”);

5.	Autiria Biomed, S.L., a company organised under the laws of Spain, with its registered office at [***], registered with the commercial register of Barcelona under Volume 46,995, Page 151, Sheet 537618, and holder of tax identification number [***], represented by Mr. Ramón Bosser Artal in his capacity as sole director (“Autiria”);

6.	Galicia Innova Tech, FICC, a closed-ended investment fund organised under the laws of Spain, with its registered office [***], registered with the Administrative Register of Closed-Ended Investment Funds of the CNMV under number 12 (“Galicia Innova Tech”).

Galicia Innova Tech is hereby represented by its managing company, Xesgalicia SGEIC, S.A.U., a company organised under the laws of Spain, with its registered office at [***] and registered with the commercial register of A Coruña under volume 190, page 170, section 8, sheet SC 21.886 and with the Administrative Register of Closed-ended Collective Investment Collective Management Companies of the CNMV under number 12, represented by Mr. Rubén Aguión Seoane in his capacity as attorney.

7.	Jaume Busquets Viñallonga, an individual residing at of legal age, with Spanish nationality, residing at [***], s/n ([***]) and provided with Spanish ID number [***] (“Jaume Busquets Viñallonga”);

Asabys, Galchimia, Darpaufarma, Autiria, Galicia Innova Tech, Jaume Busquets Viñallonga are hereinafter jointly referred to as the “Sellers”; and

8.	AgomAb Therapeutics NV, a company organised under the laws of Belgium, with its registered office at [***], registered with the Register of Legal Entities of Ghent (Belgium) under number 0674.527.310, represented by Tim Knotnerus in his capacity as CEO and special proxy holder, hereinafter referred to as “AgomAb” or the “Purchaser”;

The Sellers and the Purchaser are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

WHEREAS:

A.	The Sellers hold all the existing shares, i.e. [***] shares ([***] ordinary shares and [***] preferred shares) (the “Existing Shares”), in Origo Biopharma, S.L., a company organised under the laws of Spain, with its registered office at [***], registered with the commercial register of Ourense (Spain), with C.I.F. number B32478414 (“Origo” or the “Company”).

B.	The Sellers hold the ownership of the Existing Shares as described in Schedule B of this Agreement.

C.	On July 23rd 2021, certain of the Sellers (as lenders) and the Company (as borrower) entered into a convertible loan agreement for a principal amount of €[***] notarised before the Spanish Notary Ms. Laura Nogales Martin, on 31 August 2021, under the number 1,771 of her official records (the “Convertible Loan”), which on the Closing Date shall be converted into Company’s new shares, simultaneously with the Closing, by offsetting the principal amount and interest accrued under the Convertible Loan (the “New Shares”) and, together with the Existing Shares, the “Shares”.

D.	The Company is engaged in the business of the research and development of products in the pharmaceutical field related to the modulation of the protein named “TGF beta” receptor (the “Business”).

E.	Prior to the execution of this Agreement, the Purchaser and the Company entered into a confidentiality agreement (the “CDA”) on 6 May 2021. In the context of the negotiations relating to the formalization of this Agreement and under the CDA, the Purchaser has been provided with certain information and documentation, by means of a virtual data room available to the Purchaser from 27 May 2021 until 22 October 2021 (the “VDR”), in order for the Purchaser to perform a due diligence on the Company and the Business with the support of its own professional advisors (the “Due Diligence Process”). The Due Diligence Process has included access to the documents and information contained in the USB to be deposited before a Spanish notary on the USB Deposit Date.

F.	The Purchaser wishes to acquire the entire share capital and voting rights on a fully diluted basis of the Company. Each of the Sellers wishes to transfer, and the Purchaser wishes to purchase, all the Shares on the terms and subject to the conditions set forth in this agreement (the “Agreement”).

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

The following capitalised terms and expressions used in this Agreement shall have the following meanings:

Advisors’ Fees	Defined in Section 15.3(d).

Affiliate	with respect to a Party hereto, any entity that controls, is controlled by or is under common control with such Party; whereby “control” shall mean, with respect to a Person, (a) to possess, directly or indirectly, the power to direct the management or policies of a Person whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such Person.

Agreement	This share purchase agreement.

Annual Accounts	The audited annual accounts of the Company as of the Annual Accounts Date, i.e. the balance sheet and the profit and loss statement of the Company for the 12-month period ending on the Annual Accounts Date, together with any explanatory notes thereto.

Annual Accounts Date	31 December 2020.

Articles of Association	The articles of association of the Company registered with the Commercial Registry of Ourense as of the date of this Agreement.

Authority	Any international, national, governmental, federal, community, regional, provincial, municipal or other public or judicial authority of the European Union, Spain or any other relevant jurisdiction.

Assets	The buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets owned, leased or used by the Company.

Breach of Warranties	Defined in Section 12.1(a).

Business Day	Any day that is not a Saturday, Sunday or official public holiday in Ghent (Belgium), Touro or Barcelona (Spain).

Change of Control	with respect to an entity, (a) any third party becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the then outstanding shares of such entity or of voting securities, voting rights or equivalent, (b) the merger or consolidation with or into another corporation or entity pursuant to a transaction in which more than fifty percent (50%) of the total outstanding shares of the surviving entity is not held by parties holding at least fifty percent (50%) of the outstanding shares of the first entity immediately preceding such consolidation or merger, or (c) the sale or transfer of all or substantially all of the assets (other than an Origo Product Disposal) of such entity to a third party.

Claim	Any claim for Compensation for Breach of Warranties or under the Specific Indemnities.

Clinical Trial	Any research study that prospectively assigns human participants or groups of human participants to one or more health-related interventions to evaluate the effects on health outcomes planned, sponsored or conducted in relation to any of the Origo Products.

Closing	The completion of the Transaction.

Closing Balance Sheet	The balance sheet of the Company as of the Closing Balance Sheet Date in accordance with Section 4.2.

Closing Balance Sheet Date

The date to which the Closing Balance Sheet will be referring which, unless otherwise agreed between the Parties, shall be:

(i)          If the Condition Precedent set forth in Section 6.1(a) is satisfied or waived on or after day 1 of a relevant month but no later than day 7 of such relevant month, the last calendar day of the month prior to the month in which such Condition Precedent is satisfied or waived.

(ii)         If the Condition Precedent set forth in Section 6.1(a) is satisfied or waived after day 7 of a month but before the end of such month, the last calendar day of such relevant month.

Closing Cash	The amount of cash of the Company on the Closing Balance Sheet Date, as calculated in accordance with Schedule 4.1, and on the basis of the Closing Balance Sheet drawn up in accordance with Section 4.2.

Closing Date

The day of Closing, that unless otherwise agreed between the Parties, shall be:

(i)          if the Condition Precedent set forth in Section 6.1(a) is satisfied or waived on or after day 23 of a relevant month but before the end of such month, the seventh Business Day following the day on which such Condition Precedent has been satisfied or waived.

(ii)         If the Condition Precedent set forth in Section 6.1(a) is satisfied or waived on or after day 1 of a relevant month but no later than day 7 of such month, the seventh Business Day following the day on which such Condition Precedent has been satisfied or waived.

(iii)        If the Condition Precedent set forth in Section 6.1(a) is satisfied or waived after day 7 of a relevant month but before day 23 of such month, the first Business Day of month following the month in which such Condition Precedent has been satisfied or waived.

Closing Net Cash/Debt	Defined in Schedule 4.1.

Closing Net Working Capital	Defined in Schedule 4.1.

Commercially Reasonable Efforts	[***]

Company	Defined in recital A.

Compensation	Any amount to be paid by the Sellers under Section 12 of this Agreement in respect of a Claim.

Condition Precedent Notice	Defined in Section 6.3(a)

Confidential Mutual Release and Termination Agreements	Defined in Section 7.2(a)

Convertible Loan	Defined in recital c

Data Protection Legislation	The following legislation to the extent applicable from time to time: the EU General Data Protection Regulation 2016/679 and any other national privacy law implementing, modifying or supplementing such regulation, including but not limited to Spanish Data Protection Act (“Ley Organica 3/2018, de 5 de diciembre, de Protección de Datos Personales y garantfa de los derechos digitales”), as amended from time to time.

Director	Any member of the board of directors of the Company and, if such member is a legal entity, its permanent representative.

Disclosed	Any information included in the USB deposited before the Notary on the USB Deposit Date, such information having been fairly and clearly disclosed in such a manner to enable a Party acting with the assistance of professional advisors to accurately assess the nature and scope of the fact or matter disclosed.

Due Diligence Process	Defined in Recital E.

Earn-Out Consideration	Defined in Section 5.1.

Earn-Out Notice	Defined in Section 5.2.

Earn-Out Event/s	Earn-Out Event 1, Earn-Out Event 2 and Earn-Out Event 3.

Earn-Out Event 1	Defined in Section 5.1(a)(i).

Earn-Out Event 2	Defined in Section 5.1(a)(ii).

Earn-Out Event 3	Defined in Section 5.1(a)(iii).

Earn-Out payment statement Employees	Defined in Section 5.3 (b).

Employees	The employees of the Company on the date of this Agreement.

Encumbrance	Any pledge, mortgage, lien, attachment, charge, assignment, usufruct, easement, option or other prohibition, charges or other restrictions, limitations or third party rights of any nature whatsoever, or any agreement or arrangement having a similar effect.

Environment	Any or all of the following media (alone or in combination): air (including the air within buildings or man-made structures above or below ground); water (including surface waters, water underground or in the soil); soil and land (including soil and river beds under any water, surface land and sub-surface land) and any ecological systems and living organisms supported by these media.

Environmental Law	Any Law in respect of Environmental Matters.

Environmental Matters	All matters relating to the pollution or protection of the Environment.

Environmental Permits	Any Permit issued or required to be obtained under any Environmental Law, including building permits.

Escrow Account	Defined in Section 3.3.

Escrow Agent	Defined in Section 3.3.

Escrow Agreement	Defined in Section 3.3.

Escrow Amount	EUR [***].

Estimated Net Cash/Debt	Shall be calculated in accordance with Schedule 4.1.BIS.

Estimated Net Working Capital	EUR [***].

Exhibit	Any exhibit to this Agreement.

Existing Shares	Defined in Whereas A.

Expert	The individual referred to in Section 4.2(f).

FDA	The United States Food and Drug Administration or any successor governmental authority in the United States of America having substantially the same function.

FDI Authority	Defined in Section 6.1(a).

FDI Authorisation	Defined in Section 6.1(a).

FDI Condition Precedent	Defined in Section 6.1(a).

Fundamental Warranties	Sellers’ Warranties set out in Section 1 (The Sellers and the Sellers’ Shares) and Sections 2.1 to 2.3 (The Company and its Shares) of Schedule 10.

Hazardous Substances	To the extent regulated by the Environmental Authority, any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person.

Initial Purchase Price	Defined in Section 3.1.

Intellectual Property Rights	Copyrights, Patents, software, trademarks, Know-How, database rights, designs, corporate and trade names, domain names, code and all other intellectual property or industrial property rights and equivalent or similar forms of protection existing anywhere in the world, whether registrable or not, and all registrations and applications thereof, including any priority right.

Interim Accounts	The interim financial statements of the Company as per the Interim Accounts Date.

Interim Accounts Date	30 September 2021.

Interim Financing	Defined in Section 6.4(a).

IPP for the Existing Shares	Defined in Section 3.1.

IPP for the New Shares	Defined in Section 3.1.

Know-How	[***]

Law	Any law, EU directive, decree, regulation, decision, order, judgment or other rule, measure, circular or interpretation of any of the foregoing, enacted or promulgated by any Authority and that is currently in effect.

Lease Agreements

The following lease agreements:

(i)          Lease agreement entered into between the Company and Asociacion Barcelona Health Hub dated on 1 September 2020.

(ii)         Lease agreement entered into between the Company and Galchimia dated on 2 January 2020, as amended on 1 July 2020.

Long Stop Date	Defined in Section 6.4.

Loss	Any liability, loss, damage obligation or cost and expense sustained or incurred by the relevant Person, including reasonable third-party legal, expert or consulting fees and expenses incurred in defending or recovering such amounts or claims, excluding loss of profits (lucro cesante).

Majority Shareholders	Defined in Section 10.7.

Minority Shareholders	Defined in Section 10.7.

Material Adverse Change	[***] [***]

Net Cash Proceeds	Defined in Section 5.1(c).

Net Cash/Debt Adjustment	The adjustment of the Purchase Price pursuant to Section 4.1(b).

Net Working Capital Adjustment	The adjustment of the Purchase Price pursuant to Section 4.1(a).

New Shares	The newly Class A shares issued at the capitalization of the Convertible Loan.

New Shares Rights	Defined in Section 2.

Notary	The Notary Public that will notarize completion of the Transaction on the Closing Date.

Notice of Claim	Any notice of a Claim, from the Purchaser to the Sellers, made in accordance with Section 12.1(k).

Notice of Objection	The notice sent in accordance with Section 4.2(c).

ORG129	The compound known as ORG129, and any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of the foregoing.

ORG447	The compound known as ORG447, and any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of the foregoing.

Origo Product	Any product containing ORG129 or ORG447, alone or in combination with one or more active pharmaceutical ingredients, in any and all finished forms, presentations, delivery systems, strengths, dosages and formulations.

Origo Product Disposal	The direct or indirect disposal by the Purchaser of any Origo Product to a third party either by way of a licensing, or the granting of an option for the licensing, of the Intellectual Property Rights to such Origo Product, or an asset sale, or the granting of an option for an asset sale, of such Origo Product.

Origo Product Disposal Deadline	Defined in Section 5.1(c).

Parties	The parties to this Agreement.

Patent	Patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to such patent applications (including certificates of invention), any reissue, re-examination, utility models or designs, renewal or extension of any such patent, any term extension, a supplementary protection certificate and any confirmation patent or registration patent or patent of addition based on such patent, and all counterparts and patents and patent applications based on, corresponding to or claiming the priority date thereof in any country.

Payment on Closing	Defined in Section 3.5.

Permit	Any regulatory, administrative or other permit, consent, registration, licence, exemption, approval, consent or other authorisation or clearance of any Authority, howsoever termed, required to own and/or to operate the assets held by the Company and/or its business.

Person	Any individual, partnership, corporation, company, trust, association and/or any similar entity or organization.

Phantom Stock Options	The phantom stock options issued by the Company pursuant to the Phantom Stock Option Plan.

Phantom Stock Option Plan	The phantom stock option plan approved by the Board of Directors on December 4th 2020 and ratified by the General Shareholders’ meeting on December 18th 2020.

Phase 1 Clinical Trial	A human clinical trial of an Origo Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients, as exemplified in 21 C.F.R.. 312.21(a), as amended, or a similar clinical trial prescribed by the Authorities in another country.

Phase 2 Clinical Trial	A human clinical trial of an Origo Product, the principal purpose of which is to assess safety and efficacy with at least [***] treatment duration in the target patient population.

Phase 3 Clinical Trial	A human clinical trial of an Origo Product on a sufficient number of subjects in an indicated patient population that is designed to establish that such Origo Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions and adverse reactions that are associated with such Origo Product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such Origo Product, as exemplified in 21 C.F.R. 312.21(c), as amended, or a similar clinical trial prescribed by the Authorities in another country.

Purchase Price	The purchase price for the Shares referred to in Section 3.1.

Purchaser’s Breach	Defined in Section 13(a).

Purchaser’s Warranties	Defined in Section 11.

Regulatory Approval	All approvals (including licenses, registrations or authorizations) from any Authority necessary for the manufacture, marketing, commercial distribution, importation and sale of an Origo Product for one or more indications in humans in a given country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements and, where applicable, labelling approval.

Restricted Business	[***].

Restricted Territory	Any country or territory in the world.

Review Period	Defined in Section 4.2(b).

Sellers’ Knowledge	The knowledge that any Seller, a director of any Seller, a Director of the Company or any [***] has [***].

Seller’s Proportion	Defined in Section 3.2.

Seller’s Pro Rata Share	Defined in Section 2.1.

Sellers’ Representatives	Defined in Section 15.2.

Sellers’ Warranties	Defined in Section 10.1.

Shares	Defined in Recital C

Share Capital Increase Deed	Defined in Section 8.2(b).

Shares Transfer Deed	Public deed granted before the Notary notarising this Agreement on the closing Date.

Spanish GAAP	The accounting Laws, rules and principles generally accepted in Spain with respect to annual accounts, as amended from time to time.

Tax	(i) Any taxes, levies, duties or other charge or withholdings (including any interest, penalties, increases or additional payments that may become payable in respect thereof), which shall include, without limitation, all income taxes, registration duties, real estate and property taxes, withholding taxes, environmental taxes, local and municipal taxes, value added tax, customs and excise duties, including equivalent impositions under the laws of any other jurisdiction in each case however denominated and irrespective of the relevant jurisdiction in which they are imposed or levied; and (ii) Any liability for the payment of any amounts of the type described in paragraph (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any Tax sharing, Tax allocation or Tax indemnification agreement, arrangement or understanding, or as a result of being liable for another person’s Taxes as a transferee or successor, by contract or otherwise.

Tax Authority	Any Authority responsible for, and competent to impose, collect or administer, any Tax.

Tax Claim	A Claim by the Purchaser against the Sellers under the Tax Warranties.

Tax Return	Any return, declaration or similar document relating to any Tax and to be submitted to any Tax Authorities, including but not limited to any schedule or attachment thereto such as Tax slips that are required to be filed or to be made available in respect of any Taxes.

Tax Warranties	The warranties set out in section 9 of Schedule 10.

Third-Party Claim	Any action or claim brought by, or proceedings initiated by, any third party against the Purchaser or the Company.

Transaction	Defined in Section 2.1.

Updated Seller’s Proportions	Defined in Section 3.2.

USB	The USB containing the information made available in the VDR. from 27 May 2021 until 22 October 2021 to the Purchaser.

USB Deposit Date	Defined in Section 7.4.

VAT	Value Added Tax.

VDR	Defined in Recital E.

21 C.F.R.	Title 21 of the United States’ Code of Federal Regulations is administered by the FDA.

1.2.         Interpretation

This Agreement shall be interpreted in accordance with the special provisions set forth in this Section and, for any matters which are not contemplated herein, the general interpretation provisions set forth in the Spanish Civil Code (Código Civil) shall apply.

(a).	The titles and headings included in this Agreement are for convenience only and shall not be taken into account in the interpretation of the provisions of this Agreement.

(b).	No provision of this Agreement shall be interpreted against a Party solely because that Party was responsible for drafting that particular provision.

(c).	The Exhibits and Schedules to this Agreement form an integral part hereof and any reference to this Agreement includes the Exhibits and Schedules and vice versa.

(d).	The words “herein, “hereof”, “hereunder”, “hereby”, “hereto” or similar expressions shall refer to this Agreement as a whole and not to any particular clause, paragraph or other subdivision.

(e).	Words denoting the singular shall be interpreted to include the plural and vice versa. Words denoting one gender shall be interpreted to include the other gender.

(f).	This Agreement has been drawn up in English. In the event of a discrepancy between the English text and any translation of this Agreement, the English-language version shall prevail for interpretation purposes.

(g).	English-language legal concepts that appear in this Agreement are used to describe Spanish legal concepts only, and the meaning of those words under English or any other foreign Law shall be disregarded.

(h).	References to any Spanish legal concept shall, in respect of any jurisdiction other than Spanish, be deemed to include the concept which in that other jurisdiction most closely approximates the Spanish legal concept.

(i).	[***]

(j).	Any obligation or undertaking by a Party to procure or cause any of its Affiliates or any other Persons to do, or not to do, anything shall be construed as an undertaking to cause such action to occur to the maximum extent permitted by applicable Law.

(k).	The Parties have participated jointly in the negotiation and drafting of this Agreement, with the advice of their respective legal advisors. Consequently, the Parties agree that the language in this Agreement shall be construed without applying (a) the interpretation rule set out in article 1,288 of the Spanish Civil Code (“Código Civil”), (b) the contra proferentem interpretation principle -according to which the terms of an agreement shall be construed against the party who has drafted it-, and (c) any other similar interpretation principle.

(l).	The words “include”, “included” or “including” or similar expressions shall mean “including but not limited to” and are used to indicate that the matters listed are not a complete enumeration of all matters covered.

(m).	Any period of time mentioned in this Agreement that consists of a number of days shall start to run on the day following that on which the triggering event occurs. The expiry date shall be included in the period. Any period of time mentioned in this Agreement that consists of a number of months or years shall start to run on the day in the relevant month or year on which the triggering event occurs and shall run until the eve of the same day in the relevant month or year. If the expiry date of a period is not a Business Day, expiry shall be postponed until the next Business Day.

2.            SALE AND PURCHASE OF THE SHARES

2.1.         Pursuant to the terms and provisions hereunder and subject to the Conditions Precedent being timely fulfilled or waived, as the case may be, the Sellers sell all the Existing Shares and the rights inherent to the New Shares (the “New Shares Rights”) (and consequently, the New Shares as per Section 2.4) to the Purchaser, and the Purchaser purchases the Shares and the New Shares Rights (and consequently, the New Shares as per Section 2.4) from the Sellers as set out in Section 3.2 (the “Transaction”). The number of Shares and of New Shares Rights (and consequently, of New Shares as per Section 2.4) to be transferred by each Seller over the aggregate number of the overall Shares and New Shares Rights (and consequently, of New Shares as per Section 2.4) shall be referred to, for each Seller, as the “Seller’s Pro Rata Share”.

2.2.         In accordance with articles 1,258 and 1,450 of the Civil Code, this Agreement is entered into (perfeccionado) by means of its signature by the Parties hereto, hence becoming binding and enforceable.

2.3.         Subject to the fulfilment or waiver, as the case may be, of the Conditions Precedent, completion (consumacion) of the Transaction envisaged in this Agreement and thus the transfer of full title to the Existing Shares to the Purchaser, free and clear from any Encumbrances, in return for payment of the Initial Purchase Price to the Sellers, shall take place on the Closing Date in accordance with Section 8.2 of this Agreement. Title to the Existing Shares shall be transferred with all rights attached to the Shares at Closing, including the right to dividends or other distributions.

2.4.         The transfer of the New Shares Rights shall grant to the Purchaser the ownership rights over the New Shares, once such shares have been registered with the Commercial Registry. The final ownership by the Purchaser over the New Shares is subject to registration of the corresponding share capital increase with the Commercial Registry and all the New Shares Rights inherent to the New Shares shall be deemed assigned to the Purchaser from Closing.

2.5.         The Transaction is indivisible and the Parties agree that it shall only be completed if all the Existing Shares and the New Shares are transferred.

3.            PURCHASE PRICE AND PAYMENT OF THE PURCHASE PRICE

3.1.         Purchase Price

(a).	The aggregate amount of the purchase price for the Shares under this Agreement (the “Purchase Price”), shall be an amount in cash equal to the sum of:

(i).	EUR 20,000,000 plus the Estimated Net Working Capital, plus the Estimated Net Cash/Debt, as adjusted in accordance with Section 4 after Closing, minus the Advisors’ Fees as provided in Section 15.3(d) (the result being the “Initial Purchase Price”); plus

(ii).	the Earn-Out Consideration (if any) payable in accordance with Section 5.

(b).	For the avoidance of any doubt, the Parties acknowledge and accept that the Earn-Out Consideration represents a contingent price that may be equal to zero. In such case, the Initial Purchase Price, once adjusted as provided in Section 4, shall represent the Purchase Price.

(c).	The Initial Purchase Price shall be divided into the Initial Purchase Price corresponding to the Existing Shares (the “IPP for the Existing Shares”) and the Initial Purchase Price corresponding to the New Shares (the “IPP for the New Shares”).

(d).	The Parties agree that the Sellers shall provide the Purchaser with the Estimated Net Cash/Debt at the time no later than [***] after the Condition Precedent Notice. The Estimated Net Cash/Debt shall be calculated as per Schedule 4.1.BIS and as of the date of the Condition Precedent Notice.

3.2.         Seller’s Proportion

For the purposes of this Agreement, the Sellers represent, and the Purchaser acknowledges, that the allocation of the Initial Purchase Price among the Sellers shall take into account the preferred rights of each class of the Shares provided under the Investment and Shareholders’ Agreement entered into by the Company and the Sellers on 30 June 2020 (the proportion of the Initial Purchase Price to be received by each of the Sellers to be referred to, for each Seller, as the “Seller’s Proportion”).

In case that the Closing Balance Sheet Date is 30 November 2021, the Seller’s Proportion would be as follows:

Shareholders	Number of Existing Shares	Number of New Shares	Number of Shares	Seller’s Proportion
Asabys	[***]	[***]	[***]	[***]
Galchimia	[***]	[***]	[***]	[***]
Darpaufarma	[***]	[***]	[***]	[***]
Autiria	[***]	[***]	[***]	[***]
Galicia Innova Tech	[***]	[***]	[***]	[***]
Mr. Jaume Busquets Viñallonga	[***]	[***]	[***]	[***]
TOTAL	[***]	[***]	[***]	[***]

In case that the Closing Balance Sheet Date is a date different to 30 November 2021 (whether prior or subsequent), the Sellers shall provide the Purchaser with updated figures of each of the Seller’s Proportions (the “Updated Seller’s Proportions”) no later than [***]after the Condition Precedent Notice. In case that the Sellers do not comply with this deadline, the Purchaser shall be entitled to allocate the Initial Purchase Price among the Sellers in accordance with the Seller’s Proportions indicated in this Agreement and/or shall not be liable for any late payment interest if any such payment is delayed. The Updated Seller’s Proportions shall be included in the notarisation of this Agreement to be formalized on the Closing Date in accordance with Section 8.2.

3.3.	Escrow

At Closing, the Purchaser shall withhold from the payment of the Initial Purchase Price an amount equal to the Escrow Amount and shall deposit the Escrow Amount on the Closing Date with a first rank financial institution (the “Escrow Agent”) to be held in escrow, subject to the conditions and release mechanisms agreed with the Escrow Agent before the Closing Date, as collateral security against the payment by the Sellers (i) of any amounts payable under the adjustment of the Initial Purchase Price provided under Section 4; or (ii) of any Claims under Clause 12 of this Agreement. Purchaser and Sellers undertake to enter at Closing into an escrow agreement with the Escrow Agent (the “Escrow Agreement”), which will provide for an account for the Escrow Amount to be deposited (the “Escrow Account”). The Escrow Agreement to be agreed shall be in accordance with market standards for escrow deposits. Any fees corresponding to the Escrow Agent or arising from the Escrow Account will be borne by the Purchaser.

The Escrow Agent shall release the escrow in favour of the Sellers, in the applicable Seller’s Proportion, after deducting the amount owed by them to the Purchaser pursuant to this section (if any), on the date falling [***] from the Closing Date.

3.4.	Payment of the IPP for the New Shares

At Closing, the Purchaser shall withhold from the payment of the Initial Purchase Price an amount equal to the IPP for the New Shares. This amount shall be withheld by the Purchaser until the moment when the Share Capital Increase Deed has been fully registered (without defects that effectively prevent the registration of the share capital increase capitalising the Convertible Loan) with the Commercial Registry and the transfer of the New Shares has been recorded in the Shares Purchase Deed by the Notary as per this Section 3.4.

Once the Share Capital Increase Deed is registered with the Commercial Registry, the Purchaser shall pay the IPP for the New Shares to the Sellers (in the proportion set out in the table included in Section 3.5 below updated on Closing, if applicable, as details to be provided by the Sellers’ to Purchaser) [***] following the day in which either Party has notified to the other Party the correct registration of the Share Capital Increase Deed with the Commercial Registry as evidenced by the notice received from the Commercial Registry in relation to the correct and full registration of the Share Capital Increase Deed.

The effective transfer of the New Shares shall be automatic upon the registration of the Share Capital Increase Deed. For such purposes, the Parties shall make their bests efforts to agree with the Notary that the transfer of the New Shares is recorded in the Shares Purchase Deed by way of a diligencia to such deed, or by any other alternative that the Notary finds appropriate in order to avoid, to the extent possible, the physical presence of the Parties at the Notary’s office to formalise the transfer of the New Shares.

3.5.	Payment on Closing

The Purchaser shall pay the Initial Purchase Price, minus the Escrow Amount, minus the IPP for to the New Shares (the “Payment on Closing”), to the Sellers on the Closing Date, without any set-off, counterclaim, restriction or condition and without any deduction or withholding (unless otherwise provided in this Agreement), in same-day funds by any necessary wire transfers to the Sellers following the details of the Seller’s Proportions or the Updated Seller’s Proportions that will be provided by the Sellers to Purchaser as included in Section 3.2 above.

Upon application of each of the corresponding Seller’s Proportions indicated above, the payments that result using the figures of Estimated Net Cash/Debt of -€[***] and Estimated Net Working Capital of -€[***] would for illustrative purposes be as follows:

Shareholders	Seller’s Proportion	Initial Purchase Price	IPP for the Existing Shares	IPP for the New Shares	Escrow	Payment on Closing
Asabys	[***]	[***]	[***]	[***]	[***]	[***]
Galchimia	[***]	[***]	[***]	[***]	[***]	[***]
Darpaufarma	[***]	[***]	[***]	[***]	[***]	[***]
Autiria	[***]	[***]	[***]	[***]	[***]	[***]
Galicia Innova Tech	[***]	[***]	[***]	[***]	[***]	[***]
Mr. Jaume Busquets Viñallonga	[***]	[***]	[***]	[***]	[***]	[***]
TOTAL*	[***]	[***]	[***]	[***]	[***]	[***]

* Calculation made on the basis of prior deduction of the proceeds payable to the Phantom Stock Option Plan beneficiaries in an aggregate amount of € [***].

The Parties however agree that these figures are indicative and for exemplary purposes and that the figures shall be recalculated with updated figures considering the Sellers’ Proportions or, as the case may be, the Updated Sellers’ Proportions, no later than [***] after the Condition Precedent Notice.

The Payment on Closing shall be paid by the Purchase to each Seller to the following bank accounts:

Shareholders	Bank account
Asabys	[***]
Galchimia	[***]
Darpaufarma	[***]
Autiria	[***]
Galicia Innova Tech	[***]
Mr. Jaume Busquets Viñallonga	[***]

All costs, charges and any tax withholding, if any, related to the acquisition of the Shares shall be borne by the Purchaser.

4.	ADJUSTMENT OF THE INITIAL PURCHASE PRICE

4.1.	Adjustment of the Initial Purchase Price

(a).	Net Working Capital Adjustment

(i).	If the Closing Net Working Capital exceeds (i.e. bigger positive number or a smaller negative number) the Estimated Net Working Capital, the Purchaser shall pay to the Sellers an additional amount equal to the excess of the Closing Net Working Capital over the Estimated Net Working Capital, as an increase of the Initial Purchase Price.

(ii).	If the Closing Net Working Capital is less than (i.e. a smaller positive number or a larger negative number) the Estimated Net Working Capital, the Sellers shall repay to the Purchaser an amount equal to the shortfall of the Closing Net Working Capital below the Estimated Net Working Capital, as a reduction of the Initial Purchase Price.

(b).	Net Cash/Debt Adjustment

(i).	If the Closing Net Cash/Debt exceeds (i.e. larger positive number or a smaller negative number) the Estimated Net Cash/Debt, the Purchaser shall pay to the Sellers an additional amount equal to the difference between the Closing Net Cash/Debt and the Estimated Net Cash/Debt, as an increase of the Initial Purchase Price.

(ii).	If the Closing Net Cash/Debt is less than (i.e. a smaller positive number or a bigger negative number) the Estimated Net Cash/Debt, the Sellers shall repay to the Purchaser an amount equal to the excess of the Closing Net Cash/Debt over the Estimated Net Cash/Debt, as a reduction of the Initial Purchase Price.

(c).	Adjustment of the Initial Purchase Price If payments need to be made by both the Purchaser and the Sellers pursuant to Sections 4.1(a) and 4.1(b) the amounts to be paid will be set-off against each other, the balance being payable by the Purchaser or the Sellers, as the case may be, in accordance with Section 4.3.

4.2.	Closing Balance Sheet

(a).	[***] after the Closing Date, the Purchaser shall, for the purpose of establishing the Closing Net Cash/Debt and the Closing Net Working Capital, prepare a draft Closing Balance Sheet in accordance with Spanish GAAP in force at the Closing Balance Sheet Date and otherwise in accordance with the accounting policies and practices, and valuation rules adopted by the Company, applied on a basis consistent with the Company’s Annual Accounts for the two (2) preceding years, and shall submit this draft Closing Balance Sheet to the Sellers’ Representatives together with a statement setting out (i) the calculation of the Closing Net Cash/Debt and the Closing Net Working Capital as shown or derived from the Closing Balance Sheet; and (ii) the resulting calculation of the Initial Purchase Price in accordance with Section 4.1 (the “Purchase Price Statement”).

(b).	Preparation of the Closing Balance Sheet: The Closing Balance Sheet shall be prepared by reference to the general ledger of the Company as at the Closing Balance Sheet Date and in accordance with those specific procedures that would normally be adopted at a financial year-end, including detailed analyses of accruals, provisions (bonus, holidays, extra salary), tax liabilities and other cut-off procedures.

Any payment or disbursement by the Company between the Closing Balance Sheet Date and the Closing Date (where applicable) shall be made only to the extent the amount being paid is included in the Closing Balance Sheet. Any other payments or disbursements by the Company between the Closing Balance Sheet Date and the Closing Date (where applicable) shall be paid only following the express approval of the Purchaser.

All the items that are financial in nature shall reconcile with supporting information provided by lenders and borrowers (e.g. bank statements, loans agreements, etc.). In the case of discrepancy, information provided by a third party will take precedence over information included in the general ledger and an adjustment will be included.

The Closing Balance Sheet shall take into account information and events after the date the Closing Balance Sheet if they provide further evidence of conditions that existed at the date of the Closing Balance Sheet.

No item shall be excluded from, or included in, the preparation of the Financial Statements solely on the grounds of immateriality and no item shall be included more than once in the Closing Balance Sheet.

The Closing Balance Sheet shall be stated in Euros. Amounts in currencies other than Euros shall be translated into Euros at the closing mid-point rate on the Closing Date.

(c).	The Sellers’ Representatives shall have [***] from the date on which such Closing Balance Sheet and Purchase Price Statement are delivered to assess such information (the “Review Period”). If the Sellers’ Representatives believe that the Closing Balance Sheet or the Purchase Price Statement were not prepared in accordance with Section 4.1 and Schedule 4.1, the Sellers’ Representatives may, on or prior to the last day of the Review Period, deliver a written notice to Purchaser setting forth, in reasonable detail, each disputed item and amount and the basis for Sellers’ Representatives’ disagreement therewith, together with supporting calculations (the “Notice of Objection”); provided that Sellers’ Representatives may dispute the calculation of the Closing Net Working Capital, the Closing Net Cash/Debt or the adjusted Initial Purchase Price only on the basis that such calculations were not made in accordance with Section 4.1 and Schedule 4.1 or on the basis of arithmetic error.

(d).	If the Sellers’ Representatives do not submit a Notice of Objection within the aforementioned period of [***], the Closing Balance Sheet and Purchase Price Statement shall be deemed to have been finally determined for the purposes of this Agreement.

(e).	If the Sellers’ Representatives submit a Notice of Objection within the aforementioned period of [***], the Sellers’ Representatives and the Purchaser shall make reasonable efforts to reach an agreement that puts to rest the Sellers’ Representative’s objections.

(f).	If the Sellers’ Representatives and the Purchaser fail to reach an agreement at the end of a period of [***] after receipt of the Notice of Objection, any points of disagreement shall be referred to an independent expert selected by mutual agreement out of the 10 largest audit firms by revenue in Spain at that moment (the “Expert”). The independent expert will only be deemed to be “independent” and, as such, may only be designated as the Expert if it has not provided services to the Sellers, the Purchaser, the Company or any of their Affiliates during the [***] preceding the Closing Date. In case the Parties do not reach an agreement on the entity to be appointed as Expert in [***] after the end of the period to reach an agreement on the Closing Balance Sheet and Purchase Price Statement, the Expert shall be appointed by lot out of the abovementioned 10 largest audit firms (only those that are deemed to be “independent” as per this paragraph). The Expert shall determine the Closing Balance Sheet and the Purchase Price Statement and, for this purpose, shall act on the following basis:

(i).	the Expert shall act as an expert, not an arbitrator;

(ii).	The Expert’s terms of appointment shall be restricted to settling the matters in dispute between the Purchaser and the Sellers which are relevant to determine the Closing Balance Sheet, the Closing Net Cash/Debt, the Closing Net Working Capital and, as a result, the Purchase Price Statement;

(iii).	Unless the Sellers and the Purchaser agree otherwise, the Expert shall determine his own procedure and working methods;

(iv).	The Expert shall determine in writing (including reasons for each relevant determination) the Closing Balance Sheet, the Closing Net Cash/Debt and the Closing Net Working Capital no later than [***] from receipt of all necessary information from the Parties; within this period of [***], the Expert shall give the Parties a reasonable opportunity to submit written and oral comments, require the Parties to supply one another with copies of any written comments made, and allow each Party to be present during oral submissions by the other Party;

(v).	the Expert’s decision is, in the absence of fraud or manifest error, final and binding on the Parties;

(vi).	The Expert’s fees and expenses shall be paid by the Sellers (pro-rata to their corresponding Seller’s Proportions) and/or the Purchaser proportionally to the percentage of objections (determined in financial impact) raised in the Sellers’ Notice of Objection the Expert finds to be justified or not to be justified as follows:

(i).	if the Expert finds all objections (determined in financial impact) raised in the Sellers’ Notice of Objection to be justified, his fees and expenses shall be fully paid by the Purchaser;

(ii).	if the Expert finds a certain number of objections (determined in financial impact) raised in the Sellers’ Notice of Objection to be justified, the Expert will define the percentage of his fees and expenses in proportion to the percentage of objections (determined in financial impact) raised in the Sellers’ Notice of Objection, which shall be paid by the Purchaser, and the remaining percentage shall be paid by the Sellers;

(iii).	if the Expert finds none of the objections (determined in financial impact) raised in the Sellers’ Notice of Objection to be justified, his fees and expenses shall be fully paid by the Sellers.

(g).	The Parties shall provide one another, and if applicable, the Expert, with any information or assistance reasonably required or desirable to prepare or review the draft Closing Balance Sheet and determine the Closing Balance Sheet, the Closing Net Cash/Debt and the Closing Net Working Capital.

4.3.	Payment

Any adjustment to the Initial Purchase Price resulting from the calculation of the Closing Net Cash/Debt and the Closing Net Working Capital pursuant to Section 4.2, shall be paid by the respective Party within [***] from the final determination respectively of the Closing Net Cash/Debt and the Closing Net Working Capital in accordance with the Sellers’ Representatives or, as the case may be, the Purchaser’s written instructions.

5.	EARN-OUT CONSIDERATION AND PAYMENT

5.1.	Earn-Out Consideration

(a).	In addition to the Initial Purchase Price for the sale of the Shares by Sellers to Purchaser, the Purchaser shall pay to the Sellers an aggregate amount of up to EUR. 20,000,000 (the “Earn-Out Consideration”) upon the occurrence of the following Earn-Out Events:

(i).	EUR 10,000,000 shall be paid by the Purchaser to the Sellers upon the first dosing of the first subject in the first Phase 2 Clinical Trial with the first Origo Product on or before 31 December 2030 (the “Earn-Out Event 1”);

(ii).	EUR 5,000,000 shall be paid by the Purchaser to the Sellers upon the first dosing of the first subject in the first Phase 3 Clinical Trial with the first Origo Product on or before 31 December 2035 (the “Earn-Out Event 2”);

(iii).	EUR 5,000,000 shall be paid by the Purchaser to the Sellers upon obtaining Regulatory Approval for the first Origo Product in the United States on or before 31 December 2040 (the “Earn-Out Event 3”).

For the avoidance of doubt, upon the occurrence of the Earn-Out Event 2 prior to the occurrence of the Earn-Out Event 1, then the Earn-Out Event 1 shall be also considered as occurred and payable to the Sellers in the same terms as the Earn-Out 2 under this Section 5. Likewise, should the Earn-Out Event 3 occur prior to the occurrence of the Earn-Out Event 1 and the Earn-Out Event 2, then the Earn-Out Event 1 and the Earn-Out Event 2, as applicable, shall be also considered as occurred and payable to the Sellers in the same terms as the Earn-Out 3 under this Section 5. For clarification purposes, an Earn-Out Event shall be payable only once.

(b).	In the event that:

(i).	a Change of Control of the Company or a Change of Control of the Purchaser occurs after the Closing Date but before the earliest of (x) [***] from Closing Date; or (y) an initial public offering of the shares (or certificates representing such shares) of the Purchaser on a public stock market; and

(ii).	Earn-Out Event 1 has not occurred yet at the time of such Change of Control, then the Purchaser shall pay to the Sellers the EUR [***] of Earn-Out Consideration due for Earn-Out Event 1 immediately, even though such Earn-Out Event 1 has not yet occurred. For clarity, no additional consideration shall be due upon the subsequent occurrence of Earn-Out Event 1.

(c).	In the event that an Origo Product Disposal occurs after the Closing Date but before the earliest of (x) [***] from Closing Date; or (y) an initial public offering of the shares (or certificates representing such shares) of the Purchaser on a public stock market (the “Origo Product Disposal Deadline”), then the Purchaser shall pay to the Sellers an amount equal to [***] of the Net Cash Proceeds received by the Purchaser for such Origo Product Disposal upon completion of such Origo Product Disposal, up to the amount of the total Earn-Out Consideration pending to be paid at the time of the Origo Product Disposal (or, if later, in the context of deferred disbursement of Net Cash Proceeds in the context of an option, at the time of such payment). The total amount of the Earn-Out Consideration shall be reduced by any amount paid by the Purchaser pursuant to the immediately preceding sentence, proportionally to the Earn-Out Events.

(i).	For illustrative purposes, if the Net Cash Proceeds from an Origo Product Disposal amounted to EUR. [***], then the Purchaser would pay the Sellers an amount of EUR [***] ([***]% of EUR [***] and representing the [***]% of the total Earn-Out Consideration), and the payment due upon the subsequent occurrence of Earn-Out Events would be reduced by a [***]%, meaning that payment due upon Earn Out 1 would be reduced to EUR [***], payment due upon Earn-Out Event 2 would be reduced to EUR [***] and the payment due upon Earn-Out Event 3 would to EUR [***].

(ii).	For the purposes of this Agreement “Net Cash Proceeds” means the aggregate cash or cash equivalents (including short-term bonds, treasury bills, marketable securities with lock-up or sale restriction periods of up to [***], etc.), received by the Purchaser upon completion of such Origo Product Disposal, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof.

(iii).	In case that the Origo Product Disposal refers to an option for the licensing or an option for an asset sale, the Net Cash Proceeds shall include the aggregate cash received by the Purchaser in consideration of (i) the price agreed for the corresponding option and (ii) any deferred disbursements payable under any such Origo Product Disposal, which shall become payable to the Sellers under the same terms as provided herein upon the effective payment from any such third party to Purchaser.

(iv).	For the avoidance of doubt, deferred disbursements shall include the option price (if any) and the option exercise price (if any), but not any further milestone payments (if any) or royalties (if any).

Notwithstanding the foregoing, until the achievement of the Earn Out Events or the expiration of the term for the fulfilment of the Earn Out Event 3, the Purchaser may only transfer the shares of the Company and/or the assets of the Company, directly or indirectly, provided (i) the relevant transferee bears all obligations and undertakings of the Purchaser vis-à-vis the Sellers under Clause 5.4; and (ii) the Purchaser remains jointly and severally liable vis-à-vis the Sellers for the transferee’s compliance with such obligations and undertakings. For the avoidance of doubt, the restrictions provided in this paragraph will not be applicable in case of a takeover in the Purchaser once it is listed on a public stock market.

5.2.	Earn-Out Notice

The Purchaser shall promptly notify the Sellers’ Representatives of the occurrence of any of the Earn-Out Events listed in Section 5.1(a), and in any case no later than [***] after its occurrence or when deemed to have occurred, the occurrence of the Change of Control of the Company or the Purchaser as set forth in Section 5.1(b) or the occurrence of an Origo Asset Disposal as set forth in Section 5.1(c) (each an “Earn-Out Notice”).

5.3.	Payment. Set-off

(a).	The Purchaser shall pay the relevant Earn-Out Consideration for the achievement of the relevant Earn-Out Event to the Sellers within [***] after the date of the relevant Earn-Out Notice.

(b).	Any amounts under the Earn Out Consideration shall be paid by the Purchaser to the Sellers pro-rata to their corresponding Sellers’ Pro Rata Share, subject in any case to paragraph 5.3(c). However, the Sellers represent that the existing Investment and Shareholders’ Agreement entered into by the Company and the Sellers on [***] provides a “catch-up” provision in case the Purchase Price reaches an amount to be determined as of the Closing Date (“Catch-up Trigger Amount”), to be communicated by the Sellers’ Representatives on Closing. Therefore, if any Earn Out Consideration results in the Purchase Price being higher than the Catch-up Trigger Amount, the Sellers’ Representatives shall notify the Purchaser, within [***] from the relevant Earn-Out Notice, how the distribution of any amounts of the Purchaser Price over such Catch-up Trigger Amount shall be made between the Sellers.

(c).	Any amounts under the Earn Out-Consideration shall be paid by the Purchaser to the Sellers net of any Earn-Out Consideration to be made by the Company under the Confidential Mutual Release and Termination Agreements in relation to the Phantom Stock Options (as defined therein). As such, amounts to be paid by the Company under the Confidential Mutual Release and Termination Agreements in relation to the Phantom Stock Options shall be discounted from the amounts to be paid by the Purchaser to the Sellers under the Earn Out-Consideration.

(d).	The Sellers accept that (i) any amount due by the Sellers to the Purchaser based on undisputed Claims under this Agreement may be set-off from the Earn-Out Consideration and that (ii) any amount due by the Sellers to the Purchaser based on disputed Claims under this Agreement may be retained from the Earn-Out Consideration until such Claim become undisputed, provided, in any case, that such Claims, set-off and retentions are carried out by the Purchaser in good faith, and not with the only aim of offsetting or retaining any amount of the Earn-Out Consideration.

5.4.	Purchaser’s diligence obligations & Information rights

(a).	Upon the terms and subject to the conditions set forth herein, Purchaser agrees to, and shall cause the Company to, use Commercially Reasonable Efforts to achieve the Earn-Out Events set forth in Section 5.1(a).

(b).	Purchaser shall keep and use Commercially Reasonable Efforts, and shall cause any Affiliates or third-parties, to [***]. Purchaser shall provide the Sellers’ Representatives with reasonably sufficient and detailed information regarding the [***]. However, if the Purchaser becomes a listed company the referred undertaking by the Purchaser to provide the Sellers’ Representatives with information shall no longer apply provided that the public quarterly information and reports, to which the Sellers will have access to, include the same information and degree of details as detailed herein and, considering the foregoing, should Purchaser need to continue providing specific information to Sellers, any such disclosure of information is conducted in compliance of the applicable market abuse regulation. Further, Sellers’ Representatives shall have the right, at its own expense, but not more than once in any [***], to deliver the Purchaser a written request on the status of the activities carried out regarding an [***], such right applying even if the Purchaser becomes a listed company. The Purchaser shall, within the following [***] from the information request delivered by the Sellers’ Representatives provide a reasonably detailed and complete reply to such request. If Purchaser does not comply with the information request of the Sellers’ Representatives, or the Sellers’ Representatives consider the information provided not to be sufficient for the purpose hereof, the Sellers’s Representatives and the Purchaser shall discuss in good faith towards an amicably resolution of the discrepancies. Should the Sellers’ Representatives and the Purchaser fail to amicably reach an understanding within [***], then each of them shall have the right to submit such dispute to Section 15.12.

5.5.	General Payment terms

(a).	All payments under this Agreement shall be paid to the Parties (either to the Purchaser or to the Sellers), in accordance with this Agreement, by wire transfer of immediately available funds in accordance with the applicable wire transfer instructions specified by the Sellers or notice provided to the other Party pursuant to Section 15.1.

(b).	All payments shall be paid in Euro (€). If any currency conversion is required in connection with any payment, such conversion shall be made in accordance with the official exchange rate published in the Wall Street Journal at 09:00 a.m. (New York time) on the date of payment.

(c).	If a Party does not make any payment in due time, the non-defaulting Party shall send a notice to the defaulting Party claiming the pending payment and allowing a [***] cure period to settle the pending amount. Following such cure period without the full settlement of the outstanding amount, the amount of any such outstanding payment shall accrue simple interest at the Default Interest Rate beginning on the day after the applicable payment date, provided however, that in the event of a breach on the notification undertakings described herein (i.e. failure by the Purchaser to provide the Sellers’ Representatives with an Earn-Out Notice), Default Interest shall accrue from the first day after the end of the applicable notification period. The “Default Interest Rate” shall equal 8% per annum. Parties’ obligation to pay interest under and in accordance with this Section is without prejudice to any other rights and remedies available to the Parties under this Agreement in respect of Parties’ related failure or delay in the payment of the applicable payment when due.

6.	CONDITIONS PRECEDENT

6.1.	Conditions precedent to the obligations of the Parties

The sale and purchase of the Existing Shares and of the New Shares Rights (and consequently, the New Shares as per Section 2.4) and the obligation to proceed with Closing shall be subject to the fulfilment or waiver of the following conditions precedent (the “Conditions Precedent”):

(a).	The Purchaser having obtained (i) the unconditional authorization by the Spanish Council of Ministers (Consejo de Ministros) for its foreign direct investment in the Company contemplated in article 7 bis of Law 19/2003, of July 4, on the regulation of foreign capital movements and economic transactions (the “FDI Authorisation”), or (ii) the confirmation by the Deputy General Directorate of Foreign Investments (“Subdireccion General de Inversiones Exteriores”) or any other competent public authority (the “FDI Authority”) that, after analysis by such public authority of the information provided by the Purchaser, such authorization by the Spanish Council of Ministers (Consejo de Ministros’) is not required (the “FDI Condition Precedent”).

In this regard, the Parties acknowledge that the Purchaser filed an investment screening questionnaire with the FDI Authority in relation to the Transaction on 8 October 2021 and the Purchaser further represents that as of the date of this Agreement has not received confirmation by the FDI Authority on whether the FDI Authorisation is required. The Purchaser further undertakes that, if an official and clear response from the FDI Authority is not received by the Purchaser by 10 December 2021 stating that the Transaction shall not be subject to the FDI Authorisation (either because the FDI Authority does not reply at all, the reply received is not on terms that are official and clear or the reply expressly states that the FDI Authorisation is required) the Sellers and the Purchaser shall jointly consider in good faith and in the best interest of the Transaction whether it is best to submit the formal authorisation request to the FDI Authority or to wait until the FDI Authority replies on whether or not FDI Authorisation is required. In the event that by 20 December 2021 the Purchaser has yet not received an official and clear response from the FDI Authority as stated above nor the Parties have decided otherwise during the good faith discussions to be held from 10 December 2021, the Purchaser, at the Sellers’ request through the Sellers’ Representatives, undertakes to submit the formal authorisation request to the FDI Authority within the following [***].

(b).	No Material Adverse Change having occurred between the date of this Agreement and the Closing Date which continues to occur at the Closing Date.

(c).	There shall be no injunction, preliminary or permanent restraining order or any order or agreement of any nature with or issued by any Authority of competent jurisdiction or any applicable Law to the effect that the Transaction contemplated by this Agreement may not be consummated as provided in this Agreement.

Upon fulfilment or waiver, as the case may be, of the Conditions Precedent in the terms set forth in this Agreement, the sale and purchase of the Existing Shares and the New Shares Rights will be enforceable and, consequently, the Parties will be obliged to (a) formalize the Closing of the Transaction and perform all actions and execute all documents set forth in Section 8, including the transfer of the Existing Shares and the New Shares Rights and the payment of the Purchase Price in the terms set forth in this Agreement and (b) to formalize all actions required to ensure the effective transfer of the New Shares as per Section 2.4.

6.2.	Fulfilment of the conditions precedent

(a).	Each Party shall use its best efforts to cause the Conditions Precedent to be satisfied as soon as reasonably possible. The Sellers shall, and shall cause the Company to, provide the Purchaser with all necessary information at their disposal in sufficient time to enable the filings for approvals, communications, clearance applications and other requirements from the FDI Authority to be made accurately and promptly.

(b).	The Parties agree that all requests and enquiries from any Authority, court or other regulatory body shall be dealt with by the Purchaser who shall consult with the Sellers’ Representatives to the extent necessary, and the Sellers shall promptly cooperate with, and provide any information and assistance required by, such Authority, agency, court or regulatory body upon being requested to do so.

(c).	If the granting of the FDI Authorisation is subject to the fulfilment of formal requirements, the Parties undertake to accept and fully comply with them. In addition, should the FDI Authorisation be subject to other conditions, the Parties will negotiate in good faith the acceptance of any such conditions for the FDI Condition Precedent to be deemed as fulfilled. For the avoidance of any doubt, nothing in this section shall require Purchaser or any of its Affiliates to:

(i).	take any action which would result in a breach of any applicable Law, or any confidentiality restrictions to which Purchaser may be bound; or

(ii).	take any action which would significantly disrupt or negatively impact (i) the operation of their business in the ordinary course or (ii) the nature of the Transaction.

6.3.	NOTIFICATION OF SATISFACTION OF CONDITIONS PRECEDENT - WAIVER

(a).	Without prejudice to Section 6.2, the Parties shall keep each other promptly informed of any progress towards the satisfaction of the Conditions Precedent referred to in Section 6.1(a) and shall notify the other Party immediately and not later than [***] after becoming aware of the satisfaction of such Condition Precedent and the satisfaction or waiver of Conditions Precedent under Section 6.1(b) and 6.1(c) (“Condition Precedent Notice”).

(b).	The Parties agree that the Purchaser may waive either in whole or in part at any time by notice in writing to the Sellers’ Representatives any of the Conditions Precedent that are capable of being waived.

6.4.	Long Stop Date

(a).	If by [***] after Signing (the “Long Stop Date”) any of the Conditions Precedent is not satisfied or waived, as corresponding, then the Parties shall not be bound to proceed with the purchase and sale of the Existing Shares, the New Shares and the New Shares Rights and this Agreement, subject to Section 6.4(a) below, shall automatically terminate and cease to have effect.

In relation to the above, if the Company experiences liquidity concerns before the Closing Date, the Sellers shall be entitled to secure sufficient and appropriate financing for the Company, including the granting of additional loans (including convertible loans) from the existing Shareholders or via bank loans or credit facilities, all under arm’s length conditions for the reasonable cash needs (the “Interim Financing”). If any such Interim Financing is put in place by the Sellers, then:

(i).	the amounts lent to the Company (including any accrued interest) under the Interim Financing shall not be deducted from the Purchase Price;

(ii).	the amounts (including any accrued interest) lent to the Company under the Interim Financing shall be, in the event of loans from the existing Shareholders, assumed by the Purchaser to be repaid by the Company within the first [***] after Closing; and

(iii).	any portion of the amounts lent to the Company under the Interim Financing not yet disbursed prior to the Closing Balance Sheet Date will not be accounted for the Closing Cash when calculating the Closing Net Cash/Debt and, to the extent legally possible, the Interim Financing will be terminated for the amounts not yet disbursed to the extent such early termination does not result in an early termination fee.

In the case where the Interim Financing is in the form of additional convertible loans, such convertible loans shall contain terms that only allow for conversion in the event that Closing does not take place.

(b).	If this Agreement is terminated pursuant to Section 6.4(a), all rights and obligations of the Parties hereunder shall terminate except for Sections 1, 14, 15.1, 15.2, 15.11 and 15.12, which shall survive the termination of this Agreement. Such termination shall occur without any liability of any Party to the other Parties, except for any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim Losses in respect of any breach of this Agreement which existed at or before the date of termination.

7.	PRE-CLOSING COVENANTS

7.1.	Conduct of business

(a).	Until Closing, the Sellers shall ensure that the Company continues to operate in the ordinary course of business.

(b).	Until Closing, the Sellers shall cause the Company to refrain from any of the following, except as permitted under Section 7.1(c):

(i).	any new borrowings or the extension of loans to any other Person;

(ii).	Agreeing to any liability as a guarantor or granting any right or Encumbrance on any part of its assets;

(iii).	Instituting or settling any Litigation;

(iv).	The entering into any agreement, settlement or compromise with any Tax Authority, filing of any protest against or claim of refund of Taxes with any Tax Authority, changing any method of reporting income or deductions in connection with any Tax, or waiving or consenting to extend any statute of limitations for the payment or assessment of any Tax, in each case other than in the ordinary course of business or in compliance with applicable Laws;

(v).	the amendment of any Tax Return, or the approval to or implementation of any restructuring that might give rise to any Tax liability or result in any increase thereof unless such action is forced by mandatory Law;

(vi).	The disposal or acquisition of any assets with a value of more than EUR [***];

(vii).	The incurring of expenditure for an amount of more than EUR [***], except for the payment of expenses related to the conversion of the Convertible Loan and the settlement of the Phantom Stock Option Plan;

(viii).	The entering into, amendment or termination of any contract with an annual value of more than EUR [***] or a duration of more than [***] years;

(ix).	Dismissing or revoking or entering into any termination agreement with any of the Company’s Directors and Employees, except for cause, or entering into any new employment agreement with any individual;

(x).	the increase or decrease of the Company’s share capital or amending of its Articles of Association in any other manner;

(xi).	The relocation of its registered office;

(xii).	The liquidation, merger, de-merger or other restructuring of the Company;

(xiii).	The issuance of any shares representing capital, any securities that give their holder the right to acquire or subscribe to shares or which can be converted into shares, and any other type of securities;

(xiv).	The declaration or payment of any dividend or other distribution with respect to the Shares, or any other securities;

(xv).	The purchase, sale, transfer or disposal of, redemption or other acquisition, or creation of any Encumbrance on any Share or other securities of the Company;

(xvi).	The failure to renew any Permit necessary for the conduct of the Company’s business;

(xvii).	The granting, failure to renew or termination of any license to use any Intellectual Property Rights;

(xviii).	The abandonment or surrendering of any registered Intellectual Property Rights owned by the Company, failure to pay any registration or renewal fees that fall due in respect of, or take any actions (including filing of new applications, responding to office actions, amendment of any patent applications) in respect of the prosecution of any applications for registered Intellectual Property Rights owned by it;

(xix).	The disclosure of the Know-How related to the Company’s business to any third party;

(xx).	Any filing, submission or correspondence with an Authority with respect to any Origo Product;

(xxi).	The entering into any agreements relating to the start, conduct or other operational aspects of Clinical Trials, including agreements relating to the manufacturing of study drug related supplies;

(xxii).	The start of any Clinical Trial or preclinical studies; and

(xxiii).	The assumption of any undertaking obliging it to do any of the foregoing.

(c).	Section 7.1(b) shall not operate so as to prevent or restrict any matter or action:

(i).	required to be undertaken to comply with applicable Laws or any requirement imposed by any competent Authority; or

(ii).	Consented to in writing by the Purchaser;

provided, in each case, that the Sellers’ Representatives or the Company shall notify the Purchaser as soon as reasonably practicable of any action taken or proposed to be taken as described in this Section 7.1(c), shall provide the Purchaser with all such information as the Purchaser may reasonably request and shall consult with the Purchaser with respect to any such action.

(d).	Within [***] of receipt of any written request for consent by the Sellers’ Representatives or the Company, the Purchaser shall have the right to notify the Sellers’ Representatives or the Company that it objects to the proposed action. In the event that the Purchaser fails to notify the Sellers’ Representatives or the Company, as the case may be, of its objection to a proposed action within such period often [***], the Purchaser shall be deemed to have consented to such proposed action.

The Purchaser and the Sellers agree that the restrictions set forth in this Section 7.1 are no greater than what is reasonable and necessary to protect the legitimate interests of the Purchaser as purchaser of the Shares and the Sellers further acknowledge that those restrictions will not prevent the Company from conducting its activities in the ordinary course of business until Closing.

7.2.	Settlement of the Phantom Stock Option Plan

(a).	The Company has executed a mutual release and termination agreement with each of the beneficiaries of the Phantom Stock Option Plan (the “Confidential Mutual Release and Termination Agreements”), which set out: (i) the payments to be made to the corresponding beneficiaries of the Phantom Stock Option Plan as a result of the Transaction; (ii) the price determination and the form of payment; and (iii) a mutual release mechanism for the obligations assumed by both the Company and each of the beneficiaries under the Phantom Stock Option Plan which shall thereafter be governed by the terms of the corresponding Confidential Mutual Release and Termination Agreement.

The Parties acknowledge that the Initial ESOP Payments to the beneficiaries of the Phantom Stock Option Plan, as defined in the Confidential Mutual Release and Termination Agreements and outlined in Schedule 2.1B, have been taken into account for the calculation of the Initial Purchase Price.

The gross amounts due to the beneficiaries under the corresponding Confidential Mutual Release and Termination Agreements as a result of the potential achievement of the Earn Out Events shall be deducted from the Earn-Out Consideration and thus the relevant amount of the Earn-Out Consideration to be paid to the Sellers under this Agreement shall be reduced accordingly.

7.3.	Origo trademark coexistence agreement

The Sellers shall use their best efforts to cause the Company to enter into a coexistence agreement with ORIGIO A/S that would entail that both trademarks (Company’s trademark application No. [***] and the one of ORIGIO A/S) can coexist provided that Origo’s trademark is limited to exclude the fertility-related product and services in which the proprietor of the earlier trademark is interested.

7.4.	USB DEPOSIT IN ESCROW

Within [***] after the date hereof, [***] shall execute a public deed before a Spanish Public Notary, such date being the “USB Deposit Date”, by virtue of which the USB shall be deposited in escrow with such Notary. The deposit of the USB with such Notary shall not condition the election by the Purchaser of the Notary that will notarize completion of the Transaction on the Closing Date.

7.5.	[***] Side Letter

Within the earlier of (i) [***] after the date hereof or (ii) the Closing Date, the Purchaser shall deliver to [***] an executed version of the side letter attached hereto as Schedule 7.5 and [***] shall countersign the referred document immediately upon reception. Further to the drafting proposed in Schedule 7.5, the referred side letter will only be effective if and to the extent that Closing occurs and the Shares are transferred to the Purchaser.

8.	CLOSING

8.1.	Closing date

Once the relevant Party has served the Condition Precedent Notice, then the Purchaser shall send a notice to the Sellers’ Representatives specifying (i) the applicable Closing Date as per Clause 1.1, (ii) the Notary that will notarize completion of the Transaction on the Closing Date (the “Notary”) and (iii) the address of the Notary’s office.

8.2.	Closing actions

At Closing, the Sellers and the Purchaser shall perform the following actions:

(a).	Legal capacity. The Parties shall exhibit to the Notary powers of attorney or the relevant documentation evidencing the legal capacity of their respective representatives for the execution of the Shares Transfer Deed, and the rest of Closing actions contemplated by this Agreement including, where applicable, the certificate of the resolution of the General Shareholders’ Meeting approving the Transaction to the effects set forth in article 160F) of the Spanish Companies Act.

(b).	Capitalization of the Convertible Loan. The Sellers shall approve under a Shareholders Meeting the relevant share capital increase resolutions for the capitalization of the Convertible Loan into the New Shares and grant to public deed the corresponding certificate (the “Share Capital Increase Deed”) for immediate filing with the relevant Commercial Registry and subsequent registration thereto.

(c).	Transfer of title to the Shares. The Parties shall appear before the Notary, to grant the Shares Transfer Deed a public deed of sale and purchase of the Shares under which, inter alia, (a) the Parties shall notarise (“elevarán a público”) and ratify this Agreement, (b) the Purchaser and the Sellers shall acknowledge the satisfaction or waiver, as applicable, of the Conditions Precedent, and (c) subject to the New Shares limitations pending for registration before the Commercial Registry, the Sellers shall transfer ownership of the Shares to the Purchaser (the “Shares Transfer Deed”).

(d).	Ownership of the Shares. The Sellers shall procure that the secretary to the board of directors of the Company shall issue a certificate representing the share capital distribution of the Company and the ownership over the Shares at Closing.

(e).	Delivery of ownership titles. Each of the Sellers shall deliver to the Notary the original public deeds evidencing their respective title to the Shares, allowing the Notary to record the transfer in such deeds.

(f).	Updating the Shares’ Registry Book. The Sellers shall take all required actions in order for the secretary of the Company to record in the Shareholders’ Registry Book (“Libro Registro de Socios”) the transfer of the Shares in favour of the Purchaser.

(g).	Delivery of Corporate Books. The Sellers shall procure that the secretary of the Company shall deliver to the Purchaser Shareholders’ Registry Book (“Libro Registro de Socios”), the minutes books and the corporate books duly updated and legalized.

(h).	Representations and Warranties. The Sellers shall deliver a certificate dated as of Closing Date certifying that (a) the Sellers’ Warranties contained in this Agreement continue to be true, complete and correct in all respects as of the Closing Date or such other date specified in the relevant Seller’s Warranty; and (b) each covenant and agreement of the Sellers to be performed on or prior to Closing Date has been duly performed in all respects.

Likewise, the Purchaser shall deliver a certificate dated as of the Closing Date confirming that the Purchaser’s Warranties continue to be true, complete and correct as of the Closing Date.

(i).	Payment of the Initial Purchase Price. The Purchaser shall pay to the Sellers the Initial Purchase Price, as described under Section 3.1 above.

(j).	Escrow Agreement: The Parties shall enter into the Escrow Agreement in the terms set forth in Clause 3.3 above and deposit the Escrow Amount in the terms set forth in the Escrow Agreement.

(k).	Directors’ resignation letters. The Sellers shall deliver to the Purchaser the resignation letters, duly signed and notarized, by means of which those directors of the Company, resign as directors of the Company with effects as from Closing Date, and state that their respective relations with the Company have been completely settled and paid off, and that there are no outstanding claims.

Additionally, the Purchaser shall take all required actions in order for the Company to pass a shareholder resolution at Closing to accept the resignations mentioned above, appoint the relevant new directors replacing the resigning directors, approve the management of the Company by the resigning directors and undertake not to bring any action against each such resigning director for any past action, provided that such waiver shall not condition or impede any claim by the Purchaser vis-a-vis the Sellers in accordance with the terms and conditions set forth in this Agreement.

(l).	Directors’ release. The Purchaser shall deliver to the Sellers and to each of the directors of the Company a letter addressed to each director of the Company whereby the Purchaser waives any actions, and undertake not to make, and to procure that the Company waive any actions and do not make, any claim against any director of the Company in connection with their acts or omissions as directors of the Company in the period prior to Closing Date.

(m).	Employment Agreements. The Sellers shall deliver to the Purchaser the fully executed novation of the employment agreements for the employees agreed between the Parties before the Closing Date.

The performance of each action that the Parties are required to take at Closing shall take place simultaneously (unidad de acto) and shall not be effective until all of them have been completed.

If the Transaction is not completed at the agreed place and on the Closing Date due to a Party’s failure to comply with its obligations under this Agreement, the Parties agree that they will proceed to effect the Closing in so far as reasonably practicable and, in any case, without prejudice to their rights under this Agreement, and the defaulting Party shall not be released from its obligations hereunder.

9.	POST-CLOSING COVENANTS

9.1.	Phantom Stock Option Plan

Phantom Stock Option Plan payment. The Purchaser shall cause the Company to pay to the corresponding beneficiaries under the Confidential Mutual Release and Termination Agreement, the Initial ESOP Payment (as defined therein).

9.2.	Non-Competition

(a).	Sellers, other than [***] and [***] undertake vis-à-vis the Purchaser and the Company that they will not, and shall procure that none of their respective Affiliates shall, during a [***]starting on the Closing Date, directly or indirectly, alone or jointly with or on behalf of any other Person, and without written consent of Purchaser:

(i).	carry on, be engaged in or be economically interested in (whether directly or indirectly) the Restricted Business in any Restricted Territory;

(ii).	in competition with the business of the Company as now carried on, canvass or solicit any Person who has within [***] prior to the Closing Date been a business relation of the Company.

As for the Seller Darpaufarma, Restricted Business shall deem to include any [***], with the exceptions of the programs already in progress at [***] ([***]), [***] ([***]) and [***] ([***]).

(b).	Nothing in Section 9.2 shall prevent or restrict the Sellers and their respective Affiliates from:

(i).	Holding an interest of up to five (5) per cent of the outstanding issued share capital of a company listed on any recognised stock exchange;

(ii).	fulfilling any obligation pursuant to this Agreement.

(iii).	As for the [***], the non-compete undertakings contained herein shall not limit its ability to provide chemical synthesis services to Third Parties, provided however, that any such services do not reproduce, include or embody of Origo’s Products chemical structures.

9.3.	Non-Solicitation

The Sellers undertake vis-à-vis the Purchaser and the Company that they will not, and shall procure that none of their respective Affiliates shall, during a [***] starting on the Closing Date, directly or indirectly, alone or jointly with or on behalf of any other Person, without written consent of Purchaser, hire or induce or seek to induce any employee to resign from his position with a view to being engaged or employed by the Sellers or any of their respective Affiliates.

For the exclusive purposes of this Section 9.3 and expressly with regard to [***]and [***], the reference to Affiliates shall not include any entities that may otherwise be considered an Affiliate to a Seller under the general definition of Affiliate provided under this Agreement solely as a result of possessing the power to veto Affiliates’ decisions by contract relating to voting rights or corporate governance.

Without prejudice of the foregoing, [***], nor any Affiliate (for as long as [***] owns at least [***]% of the shares of such Affiliate) shall be captured by the above exception and, for this reason, will be subject to the non-solicitation undertaking during a [***] period starting on the Closing Date as per the preceding paragraph.

10.	SELLERS’ WARRANTIES

10.1.	Each of the Sellers warrant to the Purchaser that, except as Disclosed, each of the representations and warranties given by the Sellers in Schedule 10 (the “Sellers’ Warranties”) is true, accurate and not misleading as of the date of this Agreement and shall be true, accurate and not misleading as of the Closing Date, as if they had been repeated on the Closing Date. Any reference made to “the date of this Agreement” or “the date hereof” (whether express or implied) in relation to any Sellers’ Warranty shall be construed, in connection with the repetition of the Sellers’ Warranties, as a reference to the Closing Date.

10.2.	The Sellers’ Warranties set forth in Section 1 of Schedule 10 are made by each Seller only in respect of its particular circumstances and in respect of the particular Shares that it sells. Consequently, any Losses payable under this Agreement in respect of the aforementioned Sellers’ Warranties may be only claimed against the particular Seller affected by the matter or circumstance giving rise to the Losses payment.

10.3.	The Sellers acknowledge that the Purchaser is entering into this Agreement on the basis of the Sellers’ Warranties and that the Sellers’ Warranties constitute an essential and fundamental condition for the Purchaser to agree to acquire the Shares.

10.4.	If at any time during the period from the date of this Agreement to the Closing Date the Sellers become aware that a Sellers’ Warranty has been breached, is untrue or is misleading, or have a reasonable expectation that any of such thing might occur (due to facts or events deriving from the ordinary course of business or for any other reason), they shall promptly:

(a).	notify the Purchaser of the relevant occurrence in sufficient detail to enable the Purchaser to make an accurate assessment of the situation; and

(b).	take such action as the Purchaser may reasonably require to prevent or remedy the notified occurrence.

Any such notification shall not constitute a disclosure for the purposes of this Section 10 and the Sellers’ Warranties shall not be qualified by such notification. Accordingly, provided that Closing takes place, the Purchaser may make a Claim for Breach of Warranties in relation to any matter notified pursuant to this Section notwithstanding such notification and the dies a quo for the Purchaser to make the relevant Claim in respect of that breach shall be the Closing Date.

Notwithstanding the indemnification right of the Purchaser in accordance with the above, the Sellers’ Warranties that are deemed repeated at and as of the Closing Date, shall be subject to any qualification or amendment due to facts or events deriving from the ordinary course of business occurring between the date of this Agreement and the Closing Date, as may be pertinent to make them true as of the Closing Date. The impact of such qualifications in the Purchase Price shall be agreed between the Purchaser and the Sellers’ Representative in good faith, provided that any such qualification that results in a Loss as agreed by the Parties will lead to a reduction of the Purchase Price on a euro-per-euro basis.

10.5.	Each of the Sellers’ Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Sellers’ Warranty or any other provision in this Agreement.

10.6.	Except for the matters Disclosed, no information of which the Purchaser, their agents or advisers has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Purchaser or on their behalf), shall prejudice or prevent any Claim or reduce the amount recoverable under any Claim.

10.7.	The liability of the Sellers for any Claims under the Sellers’ Warranties and/or the Specific Indemnities, other than the Sellers’ Warranties set forth in Section 1 of Schedule 10, shall be joint and the Sellers shall be jointly liable (responsabilidad mancomunaday)) and not jointly and severally liable (responsabilidad solidaria) subject to their respective Sellers’ Proportion. Notwithstanding the foregoing, [***], [***], [***]and [***] (the “Majority Shareholders”) will remain jointly and severally liable (responsabies solidarios) with [***]and [***] (the “Minority Shareholders”) and will indemnify the Purchaser on a pro-rata basis considering their corresponding Seller’s Proportions in case that the Minority Shareholders fail to indemnify the Purchaser, for any Claims under the Sellers’ Warranties and/or the Specific Indemnities. The foregoing shall not affect the relevant right of recourse (derecho de repetición) of the Majority Shareholders against the Minority Shareholders.

10.8.	The Parties expressly acknowledge and agree that the Sellers’ Warranties have an objective nature (naturaleza objetiva) and, if any Sellers’ Warranty is breached or proves to be untrue, inaccurate or misleading for any reason whatsoever as of Closing Date, this circumstance shall be considered a breach of this Agreement and shall give rise to the Sellers’ liability under this Agreement, subject to the terms, conditions, limitations and qualifications set forth herein.

11.	PURCHASER’S WARRANTIES

The Purchaser warrants that each of the representations and warranties given by the Purchaser in Schedule 11 (the “Purchaser’s Warranties”) are true, accurate and not misleading as of the date of this Agreement and shall be true, accurate and not misleading as of the as of the Closing Date. Any reference made to “the date of this Agreement” or “the date hereof” (whether express or implied) in relation to any Purchaser’s Warranty shall be construed, in connection with the repetition of the Purchaser’s Warranties, as a reference to the Closing Date.

The Parties expressly acknowledge and agree that the Purchaser’s Warranties have an objective nature (naturaleza objetiva) and if any Purchaser’s Warranty is breached or proves to be untrue for any reason whatsoever as of the date of this Agreement and/or as at the Closing Date, this circumstance shall be considered a breach of this Agreement.

12.	COMPENSATION BY THE SELLER’

12.1.	General principles

(a).	Subject to the terms, conditions, limitations and qualifications set forth in this Agreement, the Sellers shall be liable to the Purchaser:

(i).	in the event of a breach of any of the Sellers’ obligations under this Agreement, in which case, only the non-compliant or the Seller in breach shall be liable and hold the Purchaser harmless;

(ii).	under the Sellers’ Warranties in connection with matters giving rise to one or more of the Sellers’ Warranties being untrue, inaccurate or misleading (a “Breach of Warranties”) in accordance with Section 10; and/or

(iii).	under matters covered by the Specific Indemnities in accordance with Section 12.4 and Section 10 (the “Specific Indemnities”);

in which case the breaching Seller or Sellers shall indemnify the Purchaser against any Losses caused to the Purchaser or the Company as a consequence of such breach under the terms of this Agreement.

(b).	In the event of a Breach of Warranties, the Purchaser shall submit to the Sellers a Notice of Claim in accordance with Section (k).

(c).	If the event, matter or circumstances can give rise to a Claim under several of the Sellers’ Warranties, the Purchaser shall only be entitled to indemnification once.

(d).	Any Loss incurred by the Company shall be deemed to be incurred by the Purchaser in the same amount, and cannot be paid twice to the Purchaser and the Company.

(e).	The following items shall be taken into account and applied in order to determine the amount of the Loss:

(i).	the amount of any reserve or provision included in the Annual Accounts shall be deducted to the extent it relates to the matter which gave rise to the Loss;

(ii).	the amount of any insurance pay-out (net of any increase of insurance premium with respect thereto) paid to, or recovered by, the Company or the Purchaser with respect to the matter which gave rise to such Loss shall be deducted;

(iii).	the Loss is calculated on a net-of-tax basis and by taking into account any Tax deduction or benefit that results in effective Tax savings in the fiscal year in which the Loss was accounted for (but excluding any increase of carried forward losses); and

(iv).	any Taxes due by the Purchaser or the Company in relation to the indemnification of such Loss in accordance with this Section 12 shall be added.

(f).	Any Compensation paid by the Sellers to the Purchaser under this Agreement shall be treated as a reduction of the Purchase Price.

(g).	The Sellers shall have no obligation to pay any Compensation if and to the extent that:

(i).	the subject matter of the Claim results from an amendment to applicable Laws or regulations that enters into effect after the date of this Agreement, regardless of whether the change has retroactive effect, or a new interpretation of an existing Law by an Authority in a decision published after the date of this Agreement; or

(ii).	the subject matter of the Claim would not have arisen had it not been for a negligent action or omission on the Purchaser’s part or, after the Closing Date, on the Company’s part.

(h).	Furthermore, the following principles shall apply:

(i).	No liability shall attach to the Sellers in respect of any matter that is capable of remedy except to the extent that the relevant matter remains not remedied after the expiry of [***] following receipt by the Sellers of the Purchaser’s Claim. The Purchaser agrees to use all reasonable endeavours to assist and to procure the assistance of the Company in remedying the relevant matter at the reasonable cost of the Sellers;

(ii).	No Compensation shall be due or payable by the Sellers in respect of any Third-Party Claim if the Purchaser or the Company has entered into a settlement in respect of that Third-Party Claim without the Sellers’ prior written consent in accordance with Section 12.3;

(iii).	The liability of the Sellers in respect of any Claim shall only arise in the event that the Loss referenced in the Claim is a Loss suffered by the Purchaser or by the Company; and

(iv).	Compensation shall only be due or payable by the Sellers in respect of a contingent liability if and to the extent that the underlying liability becomes an actual liability and is due and payable (without prejudice to the right of the Purchaser to send a Notice of Claim in respect of a contingent liability within the time limits specified in Section 12.5).

(i).	None of the limitations mentioned in this Section 12 shall apply with respect to a Sellers’ Warranty in the event of fraud or willful concealment by the Sellers in relation to such Sellers’ Warranty rendering it untrue, inaccurate or misleading.

(j).	The Parties agree that the existence of the VDR or the fact that certain data, information or documents were contained in the VDR. or made available to the Purchaser within the Due Diligence Process or otherwise, shall not limit or restrict the Sellers’ liability under the Sellers’ Warranties, except to the extent that the relevant matter causing the breach of the Sellers’ Warranties is or has been Disclosed (as defined in Clause 1.1) to the Purchaser.

(k).	The Parties have agreed to enter into this Agreement and to complete the Transaction on the terms set forth herein and on the basis that the sole and exclusive remedy of the Purchaser exclusively in respect of a breach of a Sellers’ Warranty and/or Specific Indemnity shall be the right to be indemnified by the Sellers under the Sellers’ Warranties and Specific Indemnities pursuant and subject to the provisions set forth in this Agreement. Subject to the terms, conditions, limitations and qualifications set forth in this Agreement, the Parties acknowledge and agree that the provisions set forth in this Clause 12.1 replace and fully exclude the right of the Purchaser to (i) claim against the Sellers for any invalid consent (vicio del consentimiento) or warranty hidden defects clearance (saneamiento por vicios ocultos) in respect of the Sellers’ Warranties or the Purchaser’s decision to enter into this Agreement, other than a Loss indemnification, (ii) seek a Purchase Price adjustment, (iii) challenge the validity of the limitations of liability set forth in this Agreement, and (iv) make any claim in connection with this Agreement against the resigning directors of the Company, unless otherwise foreseen as per the terms, conditions, limitations and qualifications set forth in this Agreement.

(l).	Furthermore, the Parties acknowledge and agree that the rights and remedies contemplated in this Agreement in regard to the Sellers’ liability shall prevail in case of conflict between them and the provisions addressing liability of a Seller with respect to obligations under purchase and sale or other agreements set forth in the Spanish Civil Code, in the Commercial Code or in any other law in any applicable jurisdiction, to the extent permitted by applicable law and only in cases not. For the avoidance of doubt, the foregoing shall not be applicable in any case in the event of dispossession (evicción), fraud or wilful misconduct (dolo), in which case the Purchaser reserves its right to any other remedies and defences available to it under Spanish Law. In particular, in the event of the Purchaser being legally dispossessed of the Shares (evicción), the Sellers will be liable vis-à-vis the Purchaser in the manner foreseen in the Spanish Civil Code, although (i) a judgement handed down at any instance will be sufficient to deem that an event of dispossession has occurred and (ii) if the dispossession has occurred, the Purchaser will in any case be entitled to demand from the Sellers the reimbursement of the Purchase Price paid for the Shares even if at the time of the eviction their value were lower, together with any losses and damages caused to the Purchaser.

(m).	Nothing in this Section 12.1 shall have the effect of limiting or restricting any liability of the Sellers with respect of claims arising as a result of any bribery, fraud, wilful misconduct, intentional misrepresentation, bad faith or gross negligence.

12.2.	Claims procedure

(a).	The Purchaser shall send a notice (the “Notice of Claim”) to the Sellers within the time limits set out under Section 12.5. The Notice of Claim shall include a reasonable explanation of the legal and factual basis on which the Claim is based (including, where the Claim arises from a Third-Party Claim, evidence of such Third-Party Claim) and, to the extent practicable, specify the Purchaser’s estimate of the likely amount of Compensation, taking into account the principles set forth in this article. For the avoidance of doubt, a Notice of Claim must also be sent in case the amount of Loss resulting from the breach exceeds the individual threshold mentioned in Section 12.5(b)(iii) but does not yet exceed the aggregate threshold set out in Section 12.5(b)(ii).

(b).	If the Sellers object to the Claim, the Sellers’ Representatives shall notify the Purchaser in writing of such objection within [***] of receipt of the Notice of Claim and specify in reasonable detail the reason(s) of their objection in such objection notice. If the Sellers’ Representatives does not give notice of any objections within such [***] period, the Sellers shall be deemed to have accepted the Claim. In the event the Sellers object to the Claim, the Sellers and Purchaser shall attempt in good faith to reach an agreement with respect to the validity of the Claim and amount of Compensation and if no such mutual agreement can be reached within [***] of receipt of the notice of objection, the Purchaser shall be entitled to initiate proceedings before the competent arbitral tribunal in accordance with Section 15.12.

(c).	Any amounts due by the Sellers pursuant to this Section 12 shall be paid to the Purchaser or the Company from the Escrow Account under the terms and conditions of the Escrow Agreement, without prejudice to the right of the Purchaser to obtain indemnification from the Sellers should the amounts due exceed the outstanding amount of the Escrow Account.

12.3.	Defence to Third-party Claims

In the event of a Notice of Claim actually served by any third party against the Purchaser or the Company in connection with a specific issue that, if eventually prevailing, would give rise to the Sellers’ liability (the “Third Party Claim”), the Purchaser shall give the relevant Notice of Claim in respect of such Third Party Claim to the Sellers’ Representatives as soon as reasonably practicable and, in any case, within the first half of the term available to contest to the Third Party Claim.

The Sellers’ Representatives shall, by notice in writing to the Purchaser as soon as practicable and in any event within the maximum term of [***] as from the receipt of the Notice of Claim (or, if earlier, prior to the expiration of the second third of the term available to contest to the Third Party Claim), accept or reject the Sellers liability (whether actual or potential on the basis of the eventual outcome of the Third Party Claim) in relation to such Third Party Claim. Failure by the Sellers to notify their position with respect to the Third Party Claim within the before mentioned term shall be understood as a total rejection of its liability with respect to the Third Party Claim.

The Parties agree that the following provisions shall apply in respect of the Sellers’ position with respect to the Third Party Claim:

(i).	if the Sellers Representatives rejects Sellers’ liability with respect to the Third Party Claim (expressly or by not sending a notice of response to the Purchaser within the period referenced above), the Purchaser may submit the dispute to the procedure set forth in Section 15.12 and shall retain full control of the Third Party Claim as it deems fit, in good faith, with the due diligence of an orderly businessman and without the Sellers being able to allege in the dispute resolution proceedings that the Purchaser’s conduct of the Third Party Claim should in any way diminish the amount of any damages awarded to the Purchaser pursuant to the dispute resolution.

(ii).	if the Sellers’ Representatives accept that the Third Party Claim may give rise to an actual liability of the Sellers under this Agreement, Sellers, by instruction of Sellers’ Representatives, shall pay the Losses in respect thereto as provided in this Section or, when applicable, the relevant amount will be deducted from the outstanding limit to the Sellers’ liability set forth in Section 12.5(b), and the Purchaser shall deem the Third Party Claim as settled vis a vis the Seller for the amount of the Damages actually received by the Purchaser.

(iii).	if the Sellers Representatives accepts that the Third Party Claim may give rise to potential liability of the Sellers, on the basis of the eventual outcome of the Third Party Claim, the Sellers Representatives shall, subject to paragraph (iv) below, be entitled, at their sole discretion, to assume control of the defence of the Third Party Claim. The following rules shall apply in respect of the defence of the Third Party Claim:

-	if the Sellers assume control of the defence of the Third Party Claim:

(a)	the Purchaser shall allow the Sellers to take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with any such Third Party Claim, granting or causing the Company to grant a power of attorney in the appropriate form to the legal counsel and attorneys at court (procuradores) designated by the Sellers for the purpose of dealing with the Third Party Claim;

(b)	the defence legal fees, costs and expenses, including those related to guarantees, deposits, bonds, bank endorsements, and advance payments, shall be borne exclusively by the Sellers and should the Company not become subject to any liability under any such Third Party Claim, the Company shall reimburse the Sellers for any such reasonable amounts.

Notwithstanding the above, in the event that the Third Party Claim relates to a client of the Company or any of its Affiliates, the Sellers shall have the right to defend such Third Party Claim, provided however that the Sellers and the Purchaser agree in good faith and to the extent reasonably possible, the strategy for the defence and the essential actions to carry out such strategy.

(c)	the Sellers shall conduct the defence in good faith, with the due diligence of an orderly businessman and with a view to minimize the Purchaser or, as applicable, the Company liability in respect of the Third Party Claim, shall be assisted by reputable counsel if reasonably required under the circumstances and, in general, shall take all reasonable measures for an adequate defence against the Third Party Claim;

(d)	the Sellers shall refrain from compromising, settling or waiving any appeal or redress against the Third Party Claim without (a) written authorization by the Purchaser and, (b) simultaneously with the assumption of liability, agreement or settlement, making available to the Purchaser or the Company, the funds which the latter must pay to the third party as a result of the assumption, agreement or settlement;

(e)	the Purchaser shall provide or shall cause the Company to provide such information and assistance as the Sellers may reasonably require (provided such assistance does not compromise the ordinary course of business of the Company) in connection with the preparation for and conduct of any proceedings and/or negotiations relating to that Third Party Claim. In particular (but without limitation to the foregoing), the Purchaser shall provide to the Sellers or shall cause the Company to provide to the Sellers all documents, records and other materials in the possession of the Purchaser or the Company required by the Sellers for their use in defending the Third Party Claim as well as access to any employees, representatives, auditors or service providers of the Purchaser or the Company whose assistance, testimony or presence is necessary to assist the Sellers in evaluating and defending the Third Party Claim and, in general, shall reasonably co-operate with the Sellers in the defence of such Third Party Claim;

(f)	the Sellers shall maintain the Purchaser duly and timely informed as to all acts, formalities and documents involved in the proceedings;

(g)	if upon conclusion of the proceedings relating to the Third Party Claim the Sellers finally become obliged to indemnify the Purchaser under the terms of this Agreement and provided that the Sellers have not already paid the Losses to the Purchaser, the Sellers shall pay the Damages in respect thereto or, when applicable, the relevant amount will be deducted from the outstanding limit to the Sellers’ liability set forth in Section 12.5(b). In the event that the resolution of a Third Party Claim imposes such third party to assume defence costs assumed by the Company in such claim, those costs shall be reimbursed in full to the Sellers.

-	if the Sellers do not assume control of the defense of the Third Party Claim (either by Sellers’ Representatives notifying so to the Purchaser or in the event the Sellers’ Representatives reject Sellers’ liability with respect to the Third Party Claim expressly or by not sending a notice of response to the Purchaser):

(a)	the Purchaser shall conduct or, as applicable, shall cause the Company affected by the Third Party Claim to conduct the defence in good faith and in the manner it considers more appropriate, including but not limited to a court-mediated or out-of-court settlement, or concession;

(b)	the Purchaser shall maintain the Sellers duly and timely informed as to all acts, formalities and documents involved in the proceedings;

(c)	when a final and non-appealable judgement, decision or award is issued by the relevant court, arbitrators or administrative body, and as a result of such judgement, decision or award, the Purchaser and/or the Company may be forced to make a payment, or a settlement is reached, in relation to any Third Party Claim, then the Sellers shall pay to the Purchaser and/or the Company, as determined by the Purchaser, the amount of Losses arising from such judgement, decision or award;

(d)	if upon conclusion of the proceedings relating to the Third Party Claim the Sellers finally become obliged to indemnify the Purchaser under the terms of this Agreement, the Sellers shall pay the Losses incurred by the Purchaser or the Company in the defence against the Third Party Claim or, when applicable, the relevant amount will be deducted from the outstanding limit to the Sellers’ liability set forth in Section 12.5(b).

12.4.	Specific Indemnities

Notwithstanding any disclosure in connection therewith or any knowledge of the Purchaser or any of its employees, directors, consultants or advisers, the Sellers shall indemnify, defend and hold harmless the Purchaser or, if the Purchaser so chooses, the Company, on a euro-for-euro basis, in case that any Losses resulting from:

(i).	any finding by the Commercial Registry of any defect that cannot be remedied in the registration of the Share Capital Increase Deed or (ii) the fact that after a period of [***] as from the Closing Date, the Share Capital Increase Deed is not yet fully registered with the relevant Commercial Registry (for the avoidance of doubt, such Losses shall include reasonable fees and expenses of legal advisors involved, and no limitation to liability would apply to Specific Indemnities); and (ii) the reimbursement of the grant granted by the Spanish Centre for the Development of Industrial Technology (“Centro para el Desarrollo Tecnológico Industrial”) in the framework of the program “Proyectos empresariales de empresas innovadoras (Programa NEOTEC)” of the Ministry of Science and Innovation, on 20 December 2019, in case that such reimbursement is requested to the Company pursuant to the non-compliance prior to Closing of the certification criteria under such grant, together with any related penalties, costs, fees and interests derived from such reimbursement.

(the “Specific Indemnities”).

In relation to (i) above, if the Share Capital Increase Deed is not fully registered within the abovementioned term, the Purchaser shall be entitled to acquire the Shareholders’ Loans or the Purchaser shall cause the Company to repay the Shareholders’ Loans.

12.5.	Limitations on the Sellers’ liability

(a).	Limitations in time

The Purchaser shall only be entitled to claim Compensation for a Breach of Warranties:

(i).	in respect of a breach of the Environmental, Labour and Tax Warranties, if the Notice of Claim is sent to the Sellers within a period of [***] after expiry of the applicable statute of limitations (plazo de prescripción legal);

(ii).	in respect of a breach of any of the Sellers’ Warranties set out in Schedule 10 not mentioned under (i) above, if the Notice of Claim is sent to the Sellers before the last to occur (i) [***] from the Closing Date and (ii) 31st of July 2023.

Compensation for a Breach of the Fundamental Warranties shall not be limited in time.

The limitations provided in this Section 12.5 shall not affect any Claim if a valid Notice of Claim thereof has been given to the Sellers within the applicable time limit, regardless of the fact that the amount of the potential Loss is not precisely known or determined at that time.

(b).	Limitations on the amount of Compensation

(i).	Maximum Compensation

The Sellers’ total liability for all Breaches of Warranties other than the Fundamental Warranties shall not exceed 50% (fifty percent) of the effectively paid Purchase Price at the occurrence of any such Loss and as adjusted in accordance with Section 4 after Closing. In respect of the Fundamental Warranties, the Sellers’ total liability shall not exceed the Purchase Price as adjusted in accordance with Section 4 after Closing.

(ii).	Aggregate threshold

The Purchaser shall not be entitled to any Compensation for a Breach of Warranties other than Fundamental Warranties unless the aggregate amount of Losses resulting from one or more Breaches of Warranties other than Fundamental Warranties that meet the threshold set out under (iii) below exceeds EUR. [***] ([***] euros), it being understood that, subject to the other provisions of this Section 12.5, the entire amount of Losses shall be recoverable from the Sellers if the aggregate amount of Losses resulting from one or more breaches exceeds this aggregate threshold.

(iii).	Individual threshold

The Purchaser shall not be entitled to any Compensation for a Breach of Warranties other than Fundamental Warranties unless the amount of Loss resulting from the breach exceeds EUR [***] ([***] euros), it being understood that, subject to the other provisions of this Section 12.5, the entire amount of Losses shall be recoverable from the Seller if the amount of Loss resulting from the breach exceeds this threshold. Claims arising from substantially identical facts, matters or circumstances, or based on similar legal grounds and occurring in a close factual and chronological context shall be aggregated for the purposes of this Section 12.5(b)(iii).

(c).	Exclusions

The limitations on time and amounts set forth in this clause shall in no event apply in the event of (a) an eviction (“eviction”) of any of the Shares; and (b) the Specific Indemnities.

13.	COMPENSATION BY THE PURCHASER

(a).	The Purchaser shall indemnify and hold the Sellers harmless for any Loss suffered or incurred by the Sellers as a result of (i) any of the Purchaser’s Warranties being untrue, inaccurate or misleading or (ii) a breach of any of the Purchaser’s obligations under this Agreement (a “Purchaser’s Breach”).

(b).	In the event of a Purchaser’s Breach, the Seller shall submit to the Purchaser a claim.

(c).	The Purchaser shall pay the Sellers the amount of compensation agreed in writing by the Parties or, failing such agreement, finally determined by the competent arbitral tribunal in accordance with Section 15.12 hereof, further to an application by a Party.

14.	CONFIDENTIALITY - ANNOUNCEMENTS

(a).	Each Party shall treat as strictly confidential and not disclose to any third party or otherwise make publicly available or use for any purpose other than the Transaction any information (in the broadest sense) relating to the negotiations for the Transaction or the Transaction itself.

(b).	For a period of time of [***] years following the Closing Date, the Sellers shall treat as strictly confidential and not disclose or use any information relating to the Company and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser or its Affiliates.

(c).	Nothing in this Section 14 shall prohibit disclosure or use of any information if and to the extent that:

(i).	such disclosure or use of information is agreed in writing by the Parties;

(ii).	the disclosure or use is required for the purpose of complying with the provisions of this Agreement or any judicial or arbitration proceedings arising out of this Agreement;

(iii).	such disclosure or use of any information is required by applicable Law or stock exchange rules or by any Authority but, in that case, as far as reasonably possible, only after consultation with the other Party as to the timing and content of the disclosure;

(iv).	such information is disclosed to their professional advisers bound by a duty of confidentiality, on a strict need-to-know basis and only to the extent necessary for any lawful purpose;

(v).	such information is disclosed on a strictly confidential basis to (i) the directors, officers, employees or consultants of the receiving Party or its Affiliates (the “Representatives”) who are bound by confidentiality obligations at least as stringent as those set out in this Agreement, on a strict need-to-know basis and only to the extent necessary for any lawful purpose or (ii) in the case of the Purchaser, to a third party for the purposes of securing, arranging or seeking to secure or arrange financing in relation to the Transaction or in relation to the Company’s business activities; or

(vi).	such information has come into the public domain through no fault of the receiving Party.

(d).	The Purchaser and the Sellers shall each cause their respective Representatives to comply with the obligations set out in this Section 14.

(e).	Upon Signing date, the Parties shall issue a joint press release in the form attached hereto as Exhibit 14(e). Further, during the interim period between the execution of this Agreement and the Closing Date, Parties shall engage in good faith conversations towards the drafting of a second joint press release, to be communicated mainly to Spanish nationwide and local media and mainly focused on Seller’s perspective.

15.	MISCELLANEOUS

15.1.	Notices

(a).	Any notices or other communications to be made under or in connection with this Agreement must be in writing and shall be validly notified to a Party if:

(i).	delivered by hand (with a written acknowledgement of receipt) to the relevant person indicated below;

(ii).	sent by email to the email address set out below, confirmed by a notice sent on the [***]or on the [***] by registered mail with acknowledgment of receipt or by courier service using an internationally recognized courier company;

(iii).	sent by registered mail with acknowledgment of receipt or by courier service using an internationally recognized courier company to the relevant address set out below;

or sent to any other such addressee, fax number or address notified by one Party to the other Party from time to time in accordance with, and for the purposes of, this Section.

(b).	For the purposes of this Agreement, the addresses of the Parties are as follows:

(i).	Sellers:

Sabadell Asabys Health Innovation Investments S.C.R., S.A.
Ms. Clara Campàs Moya
[***]
[***]

Galchimia, S.A.
Ms. María do Carme Pampín
[***]
[***]

Darpaufarma, S.L.
[***]Mr. Julio-César Castro-Palomino Laria
[***]

Autiria Biomed, S.L.
[***]
Mr. Ramón Bosser Artal
[***]

Galicia Innova Tech, FICC
[***]
Ms. Yolanda Falcón García
[***]

Jaume Busquets Viñalonga
[***] [***]

(ii).	Purchaser:

Tim Knotnerus
CEO
[***][***]
[***]

(c).	All notices shall be effective upon receipt and shall be deemed received:

(i).	upon delivery, if delivered by hand or by courier;

(ii).	on the date of sending, if delivered by email ([***]), provided that such email is confirmed by a notice sent on the [***]by registered mail with acknowledgment of receipt or by courier service using an internationally recognized courier company;

(iii).	on the [***] in the place to which it is sent following the mailing date, if sent by registered mail.

15.2.	Sellers’ Representative

(a).	Each of the Sellers hereby irrevocably appoints Asabys and Darpaufarma as their joint representatives for the purposes of this Agreement (the “Sellers’ Representatives”) and hereby specifically authorizes and empowers (poder especial) the Sellers’ Representatives to jointly act in their name and behalf for all purposes of this Agreement, including for the purposes of:

(i).	giving and receiving all notices and other documents on its behalf under this Agreement;

(ii).	delivering payment instructions to the Purchaser in connection with the payment of the Purchase Price and of any amount due to the Sellers pursuant to this Agreement;

(iii).	taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representatives in their sole discretion, in connection with the payment of the costs and expenses incurred in connection with this Agreement;

(iv).	granting any consent, waiver, confirmation or approval on its behalf under or in connection with this Agreement;

(v).	handling, disputing, settling or otherwise dealing with any Claim against the Sellers under this Agreement; and

(vi).	more generally, exercising the rights of the Sellers on their behalf under this Agreement, whether before or after Closing, and taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by the Sellers.

(b).	Any decision made or action taken by the Sellers’ Representatives under this Agreement shall be binding upon the Sellers. Decisions by the Sellers’ Representatives are on a joint basis and the existence of two Sellers’ Representatives and the potential discrepancy between them in taking decisions shall not harm the Purchaser.

(c).	The Parties acknowledge that whenever this Agreement refers to a right exercisable by, or consent to be given by, the Sellers, a Seller shall not be entitled to act or be required to give its consent individually, but this right shall be exercised or this consent shall be given by the Sellers’ Representatives on behalf of the Sellers.

(d).	The Sellers’ Representatives (or any of its successors in this capacity) may at any time notify the Purchaser and the Sellers that it does not wish to continue to act as agent for all or part of the Sellers, provided, however, that the termination of a Sellers’ Representatives’ appointment shall not be effective vis-à-vis the Purchaser unless and until a new Person is designated as Sellers’ Representatives under this Agreement.

(e).	The Sellers’ Representatives shall not be liable to any Seller for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of the Sellers’ Representatives fraud, gross negligence or wilful misconduct. The Sellers’ Representatives may consult with legal counsel, independent public accountants and other experts selected by the Sellers’ Representatives and shall not be liable to any Seller for any action taken or not taken in good faith in accordance with the advice of such counsel, accountants or experts.

(f).	Each Seller shall, in proportion to the portion of the Purchase Price then previously received by such Seller, indemnify and defend the Sellers’ Representatives (and its directors, officers, employees, shareholders, agent and representatives) and hold the Sellers’ Representatives (and its directors, officers, employees, shareholders, agent and representatives) harmless against any Losses incurred without fraud, gross negligence or wilful misconduct by the Sellers’ Representatives and arising out of or in connection with the acceptance, performance or administration of the Sellers’ Representatives’ duties under this Agreement. Any Losses incurred by or reasonably expected to be incurred by the Sellers’ Representatives in connection with the acceptance, performance and administration of its duties as the Sellers’ Representative pursuant to this Agreement (including the hiring of legal counsel, accountants or auditors and other advisors pursuant to the terms of this Agreement but excluding any of the foregoing arising out of the Sellers’ Representatives fraud, gross negligence or wilful misconduct) and all fees payable hereunder to the Sellers’ Representative by the Sellers shall be paid as follows: (i) first, by recourse to the Earn-Out Consideration, if not already paid and (ii) if such amounts are insufficient to pay such Sellers’ Representatives’ costs, then by recourse directly to the Sellers (in proportion to the portion of the Purchase Price then previously received by each such Seller.

15.3.	Costs and taxes

(a).	Each Party shall bear its own costs in connection with the preparation, negotiation and signing of this Agreement and the completion of the Transaction.

(b).	All notarial costs arising out of the notarization of this Agreement shall be borne by the Purchaser. All costs, charges and any tax withholding, if any, related to the disposal of the Shares shall be borne by the Sellers.

(c).	Any and all taxes incurred by the Parties in connection with this Agreement and the transactions herein envisaged shall be borne by the Parties in accordance with the law. For the avoidance of any doubt, any cost and/or tax deriving from the conversion of the Convertible Loan (including, for the avoidance of any doubt, the notarisation and registration of the New Shares) or the settlement of the Phantom Stock Options shall be paid by the Company and deducted from the Purchase Price.

(d).	Notwithstanding the foregoing, the Parties agree that the amount of the costs of the Sellers’ legal counsels in connection with the preparation, negotiation and signing of this Agreement (the “Advisors’ Fees”) shall be invoiced to the Purchaser and deducted in the calculation from the Initial Purchase Price.

15.4.	NO IMPLIED WAIVER

No waiver shall be implied under this Agreement unless a document to this effect, signed by the waiving Party, is produced. No failure or delay by a Party to exercise any right or remedy under this Agreement shall be construed as a waiver of the same.

15.5.	Amendment

Except as otherwise provided herein, no amendment to this Agreement shall be effective unless it is in writing and signed by the Parties.

15.6.	Severability

(a).	If at any time one or more provisions of this Agreement is or becomes invalid or unenforceable (in whole or in part), the validity and enforceability of the remaining provisions or part of a provision shall not be affected or impaired in any way to the extent, in view of the substance and purpose of this Agreement, the remainder is not inextricably related to and therefore inseverable from the invalid or unenforceable provision or part thereof.

(b).	In the event of any such invalidity or unenforceability, the Parties shall negotiate in good faith with a view to agreeing on a valid and enforceable replacement provision which, to the extent practicable, reflects the substance and purpose of this Agreement and in its economic and legal effects comes as close as possible to the invalid or unenforceable provision.

15.7.	Entire agreement

This Agreement contains the entire agreement between the Parties relating to the matters covered herein and supersedes all prior agreements and understandings between them, whether oral or in writing, regarding the subject matter hereof (except for the CDA which shall continue to apply with respect to confidential information exchanged thereunder).

15.8.	Exhibits and Schedules

The Schedules and Exhibits to this Agreement form an integral part hereof and any reference to this Agreement shall include its Schedules and Exhibits. In the event of any inconsistency or contradiction between the body of this Agreement and any of its Schedules or Exhibits, the provisions of this Agreement shall prevail.

15.9.	Benefit of this Agreement and assignment

(a).	This Agreement shall be binding on, and inure to the benefit of, the Parties and their respective successors and assigns.

(b).	Neither Party may assign or transfer this Agreement, in whole or in part, or any of its rights or obligations hereunder, without the prior written consent of the other Party, except (i) that the Purchaser may assign or transfer this Agreement or any right, obligation or interest under this Agreement to any Affiliate without the prior written consent of the Sellers or the Purchaser, as applicable, provided, however, that no such assignment shall relieve the from its obligations hereunder, and specifically the Purchaser shall remain severally liable vis-à-vis the Sellers, and (ii) Sellers shall be entitled to assign their outstanding Earn-out Payments, whether actually accrued, pending or in dispute, without having to obtain prior written consent from Purchaser (and Purchaser hereby gives consent to the same to the extent that such consent is needed by law) to third-parties that are financial investors, subject however to the following limitations:

(i).	The Sellers shall remain severally liable vis-a-vis the Purchaser;

(ii).	The assignment refers only to the financial rights inherent to the Earn-out Payments;

(iii).	Each Seller may assign their outstanding Earn-out Payments to one single third party unless the assignees are one or more of the other Sellers;

(iv).	Any such assignment of economical rights shall not create any new Tax nor increase any existing taxation on the Purchaser;

(v).	The assignee is not included in, or domiciled in a country included in, the list of sanctioned countries issued by the relevant department of the government of the United States of America and the European Union;

(vi).	The assignee is not engaged, directly or indirectly, in the development of activities that are in competition with Purchaser’s activities.

15.10.	Further assurances

In connection with this Agreement and the Transaction, each Party shall execute all additional documents and perform any additional acts the other Party may reasonably request in order to carry out the intent and accomplish the purpose of this Agreement and complete the Transaction.

15.11.	Governing law

This Agreement shall be governed by and construed in accordance with the Laws of Spain.

15.12.	Disputes

(a).	Any dispute arising from this Agreement or which relates to it, including any question relating to its existence, validity, interpretation, performance or termination, shall be subject to the decision of three arbitrators, with the administration of the arbitration to be referred to the Madrid International Arbitration Center (MIAC), in accordance with its Bylaws and Rules in force at the date when the request for arbitration is filed. The arbitration shall be in law. The language of the arbitration shall be English. The place of the arbitration shall be Madrid.

(b).	Before initiating the arbitration proceedings provided in this Section, Parties shall attempt to resolve their dispute in an amicable manner. If within [***] following the date of notification of the request for settlement by the most interested Party, the Parties do not reach a settlement, they may initiate the arbitration proceedings.

(c).	Notwithstanding the foregoing, nothing in this Section shall preclude the Parties from applying for injunctive relief in summary proceedings before any competent court.

[Signature page follows]

Executed in Barcelona on the 26 of October 2021 in one (1) original counterparts, each Party acknowledging receipt of one.

The Sellers

Sabadell Asabys Health Innovation Investments S.C.R., S.A.	Galchimia, S.A.

/s/ Clara Campàs Moya	/s/ María do Carme Pampín
Asabys Partners SEGIC, S.A.U.,	Ms. María do Carme Pampín
represented by Ms. Clara Campàs Moya	Joint and several managing director
Joint and several managing director

Darpaufarma, S.L.	Autiria Biomed, S.L.

/s/ Julio-César Castro-Palomino Laria	/s/ Ramón Bosser Artal
Mr. Julio-César Castro-Palomino Laria	Mr. Ramón Bosser Artal
Joint and several director	Sole director

Galicia Innova Tech, FICC

/s/ Rubén Aguión Seoane	/s/ Jaume Busquets Viñallonga
Xesgalicia SGEIC, S.A.U., represented by	Mr. Jaume Busquets Viñallonga
Mr. Rubén Aguión Seoane
Attorney

The Purchaser

AgomAb Therapeutics NV

/s/ Tim Knotnerus
Mr. Tim Knotnerus
CEO and Special proxy holder

SCHEDULE 2.1B

[***]

SCHEDULE 4.1
Definitions of Closing Net Cash/Debt and Closing Working Capital

[***]

SCHEDULE 4.1.BIS
Estimated Net Cash/Debt

[***]

SCHEDULE 7.5
ASABYS SIDE LETTER

[***]

SCHEDULE 10
Sellers’ Warranties

The Sellers hereby represent and warrant in respect of the Company:

1.	THE SELLERS AND THE SELLERS’ SHARES

1.1.	Title to the Sellers’ Shares

(a).          On the date of this Agreement, each Seller is the owner of the entirety of the Existing Shares as specified in Schedule W.1.1(a), free of any Encumbrance.

(b).          The Sellers are the exclusive and legal owners of the Convertible Loan and the rights arising thereunder, as specified in Schedule W.1.1(b). At the Closing Date, when the Convertible Loan will be converted, each Seller will be the owner of the New Shares, free of any Encumbrance.

1.2.	Capacity to transfer the Sellers’ Shares

(a).          Each Seller has full authority and legal capacity to transfer its Shares to the Purchaser without needing to obtain the consent or approval of any Person.

(b).          None of the Sellers is insolvent, or subject to any bankruptcy, insolvency or reorganization proceedings under any applicable Laws or equivalent proceedings and no events have occurred which, under applicable Laws, could justify such proceedings. No order has been made, petition presented or meeting convened for the winding up of any of the Sellers or for the appointment of any provisional liquidator or other process whereby the business is terminated and the assets of the company concerned are distributed among the creditors and/or shareholders of the company.

1.3.	Authorization, Power and Authority

Each of the Sellers has, respectively, full power and authority to enter into and perform the obligations under this Agreement and the Transaction Documents, and the provisions of this Agreement and the Transaction Documents, when executed, will constitute valid and binding obligations on each of the Sellers, enforceable against each of them in accordance with their terms.

1.4.	No Breach

The execution and performance by each of the Sellers of its obligations under the Transaction Documents will neither:

i.              result in a violation of any law or regulation applicable to the relevant Seller;

ii.             result in a breach of any provision of the articles of association of the Company or any of its other organizational documents; nor

iii.            result in a breach of any contract or obligation to which the relevant Seller(s) is a party or by which the relevant Seller(s) is bound,

except for any such matters that would not have any adverse effect on the ability of each of the Sellers to perform its obligations under the Transaction Documents.

2.	THE COMPANY AND ITS SHARES

2.1.	Shares of the Company

(a).          All of the Shares of the Company are validly issued and have been fully paid up. Schedule W.2.1(a) reflects the full number of outstanding shares, stock or phantom options, convertible bonds and other securities issued by the Company and the Company has not issued any other securities.

(b).          Except the holders of the convertible bonds included in Schedule W.2.1(a), no person has the right (whether exercisable now or in the future, and whether contingent or not) to call for the allotment, conversion, issue, registration, sale, transfer or repayment of any share capital or any other security under any option, agreement or other arrangement.

2.2.	Incorporation, Existence and Insolvency

(a).          The Company is a company duly incorporated, validly existing and in good standing under the Laws of Spain.

(b).          The Company has full power and capacity to carry on its activities. All Permits necessary for the Company to carry on its business, including all Environmental Permits, have been obtained, are in full force and effect, are not subject to any conditions, have been complied with and are not likely to be suspended, revoked, amended or not renewed (including as a result of the Transaction). To the Sellers’ Knowledge, there is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any Permit.

(c).          The Company is not insolvent, unable to pay its debts as they fall due, or subject to any bankruptcy, insolvency or reorganization proceedings under any applicable Laws or equivalent proceedings and, to the Sellers’ Knowledge, no events have occurred which, under applicable Laws, could justify such proceedings. The Company has not taken any step with a view to a suspension of payments or a moratorium of indebtedness and has not made any voluntary arrangement with any of its creditors. No order has been made, petition presented or meeting convened for the winding up of the Company or for the appointment of any provisional liquidator or other process whereby the business is terminated and the assets of the Company are distributed among the creditors and/or shareholders of the Company and no events have occurred which, under applicable Laws, could justify such proceedings.

2.3.	Effect of the Sale of the Shares

Neither entering into, nor compliance with, or completion of the Transaction will or is likely to:

i.             cause the Company to lose the benefit of any right or privilege it currently enjoys;

ii.            cause, to the Seller’s Knowledge, any person who normally does business with or gives credit to the Company not to continue doing so on the same basis; or

iii.           result in a material breach of, or give any third party a right to terminate or vary, or result in any Encumbrance under, any contract or arrangement to which the Company is a party.

2.4.	Books and Records

(a).          The articles of association, books and other corporate records of the Company are complete, up-to-date and have been properly maintained in accordance with all applicable Laws, Spanish GAAP and the relevant Tax practices on a proper and consistent basis and comprise complete and accurate records of all information and transactions required to be recorded therein. To the Seller’s Knowledge, all legally required formalities, filings, registration of documents and legal publications have been duly and timely made. The Company is not in default under any provisions of its articles of association.

(b).          The books of the meetings of the corporate bodies of the Company have been kept pursuant to applicable Laws and accurately reflect, without any omissions of a material agenda item, report, deliberation or action, the proceedings at such meetings and the resolutions passed from time to time. None of these company resolutions have been challenged or threatened to be challenged, nor differ from ordinary course of the Company’s ordinary course of business.

(c).          There are no transactions carried out by the Company and not recorded in the relevant corporate books and records which should have been approved by a resolution of the applicable corporate body and then recorded.

(d).          The reports of the corporate bodies regarding the financial statements which have been approved from time to time accurately reflect the events relating to the activities of the Company.

2.5.	Accounts

(a).          The Annual Accounts and the Interim Accounts have been properly prepared in accordance with Spanish GAAP and applicable Laws, on a consistent basis with the three preceding financial years.

(b).          The Annual Accounts and the Interim Accounts present a true and fair view of the assets, liabilities and financial condition (including the balance sheet and profit and loss statement) of the Company as at the Annual Accounts Date and the Interim Accounts Date respectively. They are consistent with the books and records of the Company.

(c).          Since the Annual Accounts Date, the Company has not received or otherwise obtained knowledge of any complaint or allegation regarding the accounting or auditing practices, policies or procedures of the Company or its respective internal accounting controls.

(d).          The Company does not have any liabilities or obligations (whether accrued, contingent, absolute or otherwise, and whether or not required to be disclosed) including, without limitation, any off-balance sheet liabilities or securitization transactions, except: (i) to the extent specifically reflected or adequately reserved against on the balance sheet included in the Annual Accounts or the Interim Accounts, or (ii) ordinary course liabilities or obligations which arose since the Interim Accounts Date (none of which are a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation) and that are not material to the Company.

2.6.	Proxies, Delegation of Powers and Signatures

Except as listed in Schedule W.2.6, there are no proxies, powers of attorney, delegations of power or signature in force granted by the Persons who are able to represent the Company or sign in its name.

3.	ASSETS

3.1.	Ownership / Absence of Encumbrance

(a).          The Company is the valid owner of or has valid title to all its Assets, free from any Encumbrance. The assets acquired or disposed of by the Company since the Annual Accounts Date have been so acquired or disposed of in the ordinary course of trading.

(b).          The Assets of the Company are used in the normal course of its business and are not subject to any procedure or action which could affect their continued use. The movable properties (including materials, vehicles, equipment and stock) and the real estate property rented or used by the Company are in a normal state of use, maintenance and repair. To the Sellers’ Knowledge, they comply with the statutory, regulatory or contractual requirements or standards applicable to them, taking into account their use by the Company. All Permits necessary to use said Assets have been validly obtained and are in force.

3.2.	Real Estate Property

(a).          The Company does not own any real estate property.

(b).          Schedule W.3.2(a) contains a list of all contracts relating to real estate property rented or used (but not owned) by the Company. These properties comprise all the lands and buildings which are used by the Company to conduct its business in the scope and manner in which it is conducted. In relation to such properties, the Company has a valid right of tenure in accordance with applicable Laws and it has not received any termination notice. The Transaction does not constitute a termination event or an event of default under the leases.

(c).          The Company has complied with all the terms and conditions of the leases. The Company has neither sub-let or granted any right of occupation over all or part of the premises of which it is the tenant.

(d).          No significant works exceeding general office fittings have been carried out on the leased premises at the cost of the Company without the necessary consents or approvals, and any such works will not have to be dismantled upon expiry of the leases.

(e).          The Company has paid all due rents and do not owe any amount as of the date hereof.

(f).          The Lease Agreements do not contain any change of control provision which has not been waived.

(g).          The Lease agreement entered into between the Company and Galchimia dated on 2 January 2020, as amended on 1 July 2020, has amended and been replaced by a new agreement entered into on the date hereof.

(h).          The Company holds the compulsory permits and public authorisations or consents required to allow the peaceful occupation of the premises, and to carry out its activities in these premises (urban construction, works, first occupation, activity, opening and environmental licences, or the equivalent to those, as the case may be).

3.3.	IT and Communications

(a).          Without prejudice to Clause 3.1(b) above, IT and telecommunications systems and equipment are fully functional, in good working order, adapted and satisfactory to meet business requirements of the Company.

(b).          In the past three years, there have been no security breaches affecting any IT or telecommunications systems or any unauthorized use, access or disclosure of data.

(c).          The Company has security measures in place to protect IT and telecommunications systems and equipment that are in accordance with current best industry practice.

3.4.	Intellectual Property Rights

(a).          Schedule W.3.4(a) contains a complete and accurate list of the Intellectual Property Rights owned or co-owned by the Company, including identification of any co-owners of such Intellectual Property Rights and a list of all Intellectual Property Rights owned by a third party that the Company is using pursuant to a license agreement. All Know-how known to the Company, its Employees or under the Seller’s Knowledge, relating to the further prosecution, practicing or exploitation of the Intellectual Property Rights are included in such Schedule.

(b).          The Intellectual Property Rights that are used to carry on the business activities of the Company are either owned or co-owned by the Company and/or used by the Company pursuant to valid and enforceable license agreements. The Company’s ability to continue to use such Intellectual Property Rights will not be adversely affected by the Transaction.

(c).          No license or other right has been granted by the Company to any third party to use any of the Intellectual Property Rights owned or used by the Company, save for such license or grant of rights that is restricted to academic research use only.

(d).          No third party, including parties who co-own any Intellectual Property Rights together with the Company, is able to commercially exploit, directly or indirectly the Intellectual Property Rights owned by, co-owned by, or licensed to the Company.

(e).          All Intellectual Property Rights which are owned or co-owned by the Company or which are licensed to the Company are, or in the case of pending applications, will be valid and enforceable. All fees which are due and steps which are required for the filing, maintenance and protection of these Intellectual Property Rights have been paid and taken and there are no such fees or deadlines due within [***] of the date of this Agreement.

(f).          To the Sellers’ Knowledge, there are no grounds on which any third party could reasonably claim that any of the registered Intellectual Property Rights owned or co-owned by the Company should be revoked, invalidated or rendered unenforceable.

(g).          Except as Disclosed, the Sellers are not aware, and the Company has not been notified, of any reason why any applications filed by the Company for registered Intellectual Property Rights should not proceed to grant in their current form.

(h).          No compulsory licenses or licenses of right have been granted in relation to the registered Intellectual Property Rights owned or co-owned by the Company.

(i).          All Intellectual Property Rights owned or co-owned by the Company are free from any Encumbrance.

(j).           To the Sellers’ Knowledge, there has been and is no misuse of the Know-How owned or co-owned by (or licensed to) the Company, and the Company and the Sellers have not made any disclosure of any knowledge which qualified as Know-How (i.e. information and/or knowledge of any nature which was not in the public domain) to any Person other than the Purchaser, except in the ordinary course of business and subject to written confidentiality obligations. To the Sellers’ Knowledge, where the Know-How has been disclosed to a third party subject to written confidentiality obligations, those obligations have not been breached by the relevant other party.

(k).          The operation of the Company’s business, both now and at any time, to the Seller’s Knowledge, does not and did not infringe any rights or interests of third parties in Intellectual Property Rights, nor does it or did it violate the terms of any collaboration agreement, development agreement, co-ownership agreement, license agreement or other agreement relating to Intellectual Property Rights to which the Company is a party. Nor would such violation or infringement occur if and once the Company completes the development of, and launches into the market, any of the products that are currently in its pipeline, including but not limited to ORG129 and ORG447.

(l).           Except as detailed in Schedule W3.4(l), the Company has never received any written notice or claim that it would infringe the Intellectual Property Rights of any third party. To the Seller’s Knowledge, the Intellectual Property Rights owned or co-owned by the Company are and were not infringed or misappropriated by any third party, including the Company’s co-owners.

(m).          Each Person who has or has had any rights in or to any of the Company’s Intellectual Property Rights has assigned and has executed an agreement assigning its entire right, title and interest in and to such Intellectual Property Rights to the Company.

(n).          The Company is not engaged in any outstanding proceedings and has not received any written notice or claims, and, to the Seller’s Knowledge, there are no circumstances that are likely to give rise to any claim, by any current or former officer, employee, contractor or consultant employed or engaged by the Company:

i.              that any Intellectual Property Rights developed for the Company during the course of his/her employment or engagement is not owned or co-owned by the Company;

ii.             in relation to disputes regarding the identification of individuals as inventors; or

iii.            for compensation or other payments such as royalties in relation to any Intellectual Property Rights that he/she has developed, created or invented other than in accordance with the Company’s remuneration policy.

(o).          In respect of each license of Intellectual Property Rights:

i.              it is in full force and effect and no termination notice has been given or received by the Company;

ii.             no circumstances exist or have existed which would entitle a party to terminate or vary it;

iii.            neither entering into, nor compliance with, or completion of the Transaction will entitle a party to terminate it, vary it, or make a claim under it, or result in any other material adverse consequences for the Company (including the loss of any right or benefit) under it; and

iv.            the obligations of the parties thereto have been fully complied with in all material respects and no disputes that would entitle a party to terminate it have arisen or are foreseeable.

(p).          There are no royalties or other amounts based on sales of Origo Products, which royalties or other amounts will be required to be paid to a third party as a result of the development or commercialization of the Origo Products that arise out of any agreement to which the Company is a party.

3.5.	Shareholding

The Company does not hold shares in any other company, partnership or other entity or business, whether in Spain or abroad. The Company is not a member of any joint venture or other entity.

3.6.	Loans

No loans and advances have been granted by the Company to any third party (including the Sellers) other than standard advances or deposits with suppliers and/or employees in the ordinary course of business.

4.	LIABILITIES

4.1.	Subsidies

(a).          The Company has not received any subsidy, support or financial assistance except as listed in Schedule W.4.1.

(b).          Notwithstanding the foregoing, the Company has been awarded with an ENISA financing instrument which execution is subject to the Company’s acceptance. The Sellers and the Company hereby represent that, subject to the consummation of the Transaction, they will not accept and, therefore, will not execute, the ENISA financing agreement.

(c).          Except for the ENISA financing referred to above, the Company has not applied for any additional grants whose awarding resolutions are still pending.

(d).          The Company has complied with all material conditions attached to these subsidies and there is no reason (including the Closing of the Transaction): (i) for the subsidies to be revoked in whole or in part nor (ii) for any sanctioning proceedings to be started by any Public Authority with regards to these subsidies.

4.2.	Debts owed to third parties

(a).          All material debts have been properly paid on the relevant due date or at such later date within the limits of the ordinary course of business so that the Company is not liable for any interest for late payment, penalty or indemnity.

(b).          The Company has duly made all filings to the relevant Authorities and all debts owed to such Authorities have been paid on their due date.

(c).          The Sellers do not hold a shareholders current account with the Company.

(d).          All financial arrangements entered into by the Company and currently in force (including loan agreements, leasing agreements, overdrafts and other banking facilities granted to the Company) for a principal amount exceeding EUR 10,000 as well as any guarantee, letter of comfort, warranty or indemnity undertaking (other than in commercial contracts) or other off-balance sheet undertaking exceeding an amount of EUR 10,000 are set out in Schedule W.4.2(d).

4.3.	Related parties

The Sellers, their respective Affiliates and any related parties do not have and will not have any claim or contractual right against the Company resulting from their relationship with the Company.

5.	CONTRACTS

5.1.	Material Contracts

(a).          Schedule W.5.1(a) contains a complete and accurate list of the following contracts under which the Company has any continuing rights or obligations:

i.              any agreement (excluding purchase orders) for the purchase of materials, supplies, goods, services, equipment or other assets providing for payments by the Company of EUR 10,000 or more;

ii.             any loan, credit agreement, facility or financial lease relating to the borrowing of money by, or loan of money by the Company;

iii.            any contract containing non-compete, exclusivity or any other restrictions on the rights of the Company to freely conduct its business;

iv.           any other agreements (including research collaboration or license agreements) involving expenditures by the Company of EUR 10,000 or more;

v.            any agreement involving the payment or receipt by the Company of milestone payments or royalties;

vi.           any agreement involving research, development, modification or enhancement of Intellectual Property Rights;

vii.          any agreement pursuant to which the Company (a) obtains the right to use, or a covenant not to be sued under, any Intellectual Property Rights or (b) grants the right to use, or a covenant not to sue under, any Intellectual Property Rights; and

viii.         any settlement agreement pursuant to which the Company is obligated to (a) pay an amount of EUR 5.000 or more after the date of this Agreement, (b) provide any injunctive relief, (c) take any action or refrain from taking any action after the date of this Agreement that restricts the activity of the Company.

All such agreements are jointly referred to as the “Material Contracts”.

(b).          All Material Contracts are in full force and effect and are valid and fully enforceable in accordance with their terms.

(c).          No Material Contract has been executed other than on arm’s length terms.

(d).          None of the Material Contracts entitles a counterparty to terminate or modify the relevant Material Contract upon the Closing of the Transaction.

(e).          The Company has performed all material obligations required to be performed by it to date under the Material Contracts, and the Company is not aware of any (with or without the lapse of time or the giving of notice, or both) breach or default thereunder and has not received notice that it is in breach or default under any Material Contract. To the Sellers’ Knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

(f).          The Company has not received any notice of the intention of any party to terminate any Material Contract.

(g).          All obligations for payment of monies by the Company in connection with any Material Contract have been satisfied in a timely manner.

(h).          To the Seller’s Knowledge, no event has occurred or circumstances exist under any Material Contract that would cause the creation of any Encumbrance affecting any assets owned or used by the Company.

5.2.	Related Party Agreements

(a).          There are no contracts entered into by the Company with any of its directors, officers, managers (other than the employment agreement or management services agreement of such manager) or Sellers (including their respective Affiliates, families and relatives) or with any company in which any such Person holds any interest, except as listed in Schedule W.5.2(a).

(b).          None of the Company’s directors, officers, managers or the Sellers:

i.              has a direct or indirect interest in the business of a competitor, supplier or client of the Company, except as listed in Schedule W.5.2(b);

ii.             holds a right or asset necessary for the Company to carry on its business activity, including any rights to the Company’s name, Intellectual Property Rights etc.;

iii.            is a debtor or creditor of the Company; or

iv.           has bought from or sold to the Company a right or asset with a value exceeding EUR 10,000.

6.	INSURANCE

Schedule W.6 contains true, correct and complete list of each insurance policy maintained by the Company. Except as specified on Schedule W.6, such insurance policies are, and since 1 January 2019 have been, and remain today in full force and effect and shall be maintained by the Company in full force and effect in all respects as they apply to any matter, action or event relating to the Company occurring through the Closing Date. There have been no lapses in the insurance coverage of the Company since 1 January 2019. All premiums payable under all such policies have been timely paid and the Company has otherwise complied with the terms and conditions of all such policies and bonds in all respects. The Company has notified its insurance carrier(s) in compliance with the reporting and notification requirements of the applicable insurance policies of any and all claims made against the Company. To the Seller’s Knowledge, there is no claim by the Company pending under any such policy as to which coverage has been disputed or denied by the underwriters of such policies or in respect of which the underwriters have reserved their rights.

7.	EMPLOYEES AND EMPLOYEE BENEFITS

7.1.	Employees

(a).          Schedule W.7.1(a) contains a complete and accurate list of the Employees of the Company, indicating the nature of their contract (indefinite duration, fixed-term, full-time, part-time, etc.), status, hiring date, place of work, position, annual base salary, amount of variable salary for each of the past three calendar years, and annual amount of benefits in kind. Each of the Employees is, and was hired in the past, in accordance with the Law, the corresponding seniority has been recognized and is, and has been, professionally classified according to the functions effectively performed, and in accordance with the applicable legislation and the Collective Bargaining Agreement of application. All Employees are duly registered in the corresponding social security system.

(b).          There are no other employees than the Employees listed in Schedule W.7.1(a). In addition, there is no other person who provides services or has provided services for the Company who can claim the existence of a labor or an economically dependent self-employed worker relationship with the Company as a result of the provision of such services.

(c).          No Employee is in the process of being terminated or has formally indicated to the Company an indication to terminate his/her contract. The Company has not implemented any redundancy or collective dismissal procedures over the last three years.

(d).          The Company complies with the applicable legislation regarding subcontracting and contracting of services to third parties and independent professionals, having all the required certificates of compliance with labor and social security obligations of their respective contractors. None of the Company’s subcontractors, independent consultant or temporary workers has any right or claim against the Company that they must be categorized as actual employees of the Company.

(e).         There has been no illegal assignment of employees.

(f).          The Company has duly and timely complied with all of its material obligations relating to labor and social security Laws.

(g).          The Company is not involved in any dispute with, or in any investigation regarding, any Employee or social security or labor administration, and there are no facts known which could give rise to any such dispute.

(h).          Except for its legal obligations or usual salary increases consistent with its past practice over the past two years, the Company has not:

i.              made any proposal or undertaken any obligation to increase the remuneration or benefits (including retirement, sickness, disability or insurance) of its Employees, officers or directors or to provide specific termination terms;

ii.            incurred any liability arising from breach of an employment, agency or management services agreement;

iii.            adopted or proposed to introduce in respect of any Employees any employee benefit plan/incentive scheme or arrangement (including, without limitation, any share option arrangements, commission, profit sharing or bonus scheme), except for the scheme described in Schedule W.7.1(h).

(i).          There has been no industrial dispute or strike over the last two years.

(j).          The Company has not incurred, and, to the Seller’s Knowledge, there are no circumstances likely to give rise to, any liability in connection with occupational accidents or sickness and the Company has complied in all material respects with health and safety regulations.

(k).         No employment agreement entered into by the Company contains any exceptional clauses such as contractual termination payments, golden parachutes or exceptional advantages.

(l).          Neither the execution of this Agreement nor the implementation of the Transaction will entitle any Employee to severance pay, unemployment compensation or any other payment (including any incentive payment or bonus) by the Company or any Seller, except for the scheme described in Schedule W.7.1(h).

(m).         To the Seller’s Knowledge, the Company complies with all its remote work obligations established under Law 10/2021, of July 9, on remote work.

(n).         To the Seller’s Knowledge, the Company is compliant with its obligations regarding the prevention of occupational hazards. Currently there are no Employees who are on sick leave as a result of a work accident or occupational disease.

(o).         The Collective Bargaining Agreement applicable to the Company is the “XX General Collective Bargaining Agreement for the Chemical Industry”. The Company does not apply any other collective bargaining agreement. The Company complies and has been complying in the past, with all the provisions of the Collective Bargaining Agreement.

7.2.	Retirement Benefits

(a).          There are no pension schemes which Employees are registered with or pension benefits which the Employees are entitled to.

(b).          The Company has no liabilities (including liability for unpaid benefits, contributions or insurance premiums) in respect of any pension scheme for any current or former Employee.

8.	LITIGATION; COMPLIANCE WITH LAWS

8.1.	Litigation

(a).          The Company is not a party to any litigation, proceedings, action, arbitration, written threat of litigation or settlement of any nature whatsoever and, except as listed in Schedule W3.4(l), there is, to the Seller’s Knowledge, no fact or event which is likely to give rise to any such litigation, proceedings, action, arbitration, or settlement against the Company.

(b).          Neither the Company nor any of the properties, assets or operations which it owns or operates is subject to any continuing injunction, judgement, decree or order of any court, arbitrator, Authority or regulatory body.

(c).          To the Seller’s Knowledge, the Company is not the subject of any investigation, enquiry, inspection, audit, control or other procedure by any Authority or administration (in particular the tax, customs, competition, fraud, health and social security Authorities) regarding its operations and activities, and there are no circumstances which would give rise to such investigation or inquiry.

8.2.	Compliance with Laws

(a).          The Company has at all times conducted its business in accordance with applicable Laws, regulations and practices in all material respects, with the exception of breaches which are minor and non-repetitive both as to their nature and consequences.

(b).          The Company has not received any notice or other communication (official or otherwise) during the past three years from any court, tribunal, arbitrator, Authority or regulatory body with respect to an actual or potential violation and/or failure to comply with such applicable Laws or regulations, or requiring it to take or omit to take any action likely to give rise to a Loss exceeding EUR 10,000.

8.3.	Data Protection

(a).          The Company has complied in the past three years in all material respects with all applicable requirements of the Data Protection Legislation (which includes the GDPR and the LOPDGDD). In particular, the Company complies with the guiding principles of the GDPR in all the processing activities it carries out and has implemented: (i) a record of processing activities in which the processing of personal data carried out and the lawful basis for such processing are reflected; (ii) impact assessments for the processing of special categories of personal data; (iii) privacy notices informing data subjects about the processing carried out by the Company; (iv) data processing agreements entered into with third parties who have access to personal data under the Company’s responsibility; and (v) all the recommended protocols demonstrating compliance with the guiding principles of data protection regulations.

(b).          In the past three years, no data protection Authority or public administration has alleged that the Company has failed to comply with the Data Protection Legislation and/or the consumers and e-commerce legislation or threatened to conduct an investigation into or take enforcement action against the Company.

(c).          The Company has not been involved in a dispute with, or received a written claim from, any individual with respect to any infringement or alleged infringement of the Data Protection Legislation or any internal rules, policies and procedures regarding data protection.

(d).          The Company does not carry out international data transfers outside the European Economic Area.

(e).          To the Seller’s Knowledge, the Company has not suffered any personal data breach in the past three years.

(f).          The Company complies with the Data Protection Legislation when conducting clinical trials when acting as data controller and/or data processor.

8.4.	Anti-Corruption Laws

(a).          The Company has not at any time engaged in any activity, practice or conduct which would constitute an offence under the applicable anti-corruption, anti-bribery or import-export Laws.

(b).          To the Sellers’ Knowledge, no Associated Person of the Company has bribed another person intending to obtain or retain business or an advantage in the conduct of business for the Company.

(c).          Neither the Company nor, to the Seller’s Knowledge, any of its Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offence or alleged offence under the applicable anti-corruption, anti-bribery or import-export Laws, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

For the purposes of this Clause 8.4, “Associated Person” means, in relation to a company, a person (including an employee or agent) who performs or has performed services for or on behalf of that company.

8.5.	Healthcare Compliance

(a).          To the Seller’s Knowledge, neither the Company nor any third party acting on its behalf has violated any applicable Laws or national or international pharmaceutical industry codes applicable to the Company concerning interactions with healthcare professionals, healthcare organizations, payors, patient organizations, policy makers, patients and regulatory agencies.

(b).          All Clinical Trials with Origo Products have been and are being conducted by the Company according to applicable Laws in all material respects, together with appropriate monitoring of clinical investigator trial sites for their compliance.

(c).          Each Origo Product has been and is being developed, tested, manufactured, labeled and stored in accordance with all applicable Laws in all material respects, including those relating to investigational use, good manufacturing practice, good clinical practice, good laboratory practice, recordkeeping, filing, reports, security and pharmacovigilance.

(d).          The studies, tests, preclinical development and Clinical Trials, if any, conducted or being conducted by or on behalf of the Company have been or are being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company. The descriptions of, protocols for, and data and other results of, the studies, tests, preclinical development and Clinical Trials conducted by or on behalf of the Company that have been furnished or made available to the Purchaser are accurate and complete. The Company is not aware of any studies, tests, preclinical development or Clinical Trials the results of which reasonably call into question the results of the studies, tests, preclinical development and Clinical Trials conducted or being conducted by or on behalf of the Company, and the Company has not received any notices or correspondence from the FDA or any other Authority or any institutional review board or comparable authority or data monitoring committee requiring the termination, suspension or material modification of any studies, tests, preclinical development or Clinical Trials conducted or being conducted by or on behalf of the Company.

(e).          All regulatory filings and all material communications between representatives of the Company and any regulatory agency or other Authority have been disclosed in the Data Room.

(f).          All clinical data from Clinical Trials (including adverse events) regarding the Origo Products have been made available in the Data Room in an accurate and complete manner.

(g).          The Company does not directly conduct any activity that requires an administrative authorization, specifically, within the Healthcare and Biotechnological sectors: (i) manufacture of active ingredients, (ii) manufacture and/or distribution of medicines or healthcare products, nor (iii) preclinical investigation or clinical trials. To the Seller’s knowledge, all third parties with which the Company collaborates through outsourcing within the Healthcare and Biotechnological sectors, hold the pertinent authorizations to carry out the outsourced activity. Before entering into any outsourcing contract, the Company applies reasonable inquiry to verify this matter.

(h).          The Company complies with all its obligations as promoter on the clinical trial to evaluate the safety and tolerability of ORG-129 in accordance with the medical products legislation.

(i).           To the Sellers’ Knowledge, neither the Company nor any of its Employees or Directors is the subject of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Authority pursuant to any similar policy. To the Sellers’ Knowledge, neither the Company nor any of its Employees or Directors and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Entity to invoke a similar policy. Neither the Company nor, to the Seller’s Knowledge, any of its Employees or Directors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar Authority.

(j).           Neither the Company and, to the Sellers’ Knowledge, nor any of its Employees or Directors or agents have ever been, are currently, or are the subject of a proceeding that could lead to it or such Employees or Directors or agents becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual.

For the purposes of this Clause 8.5(i):

“Convicted Individual” or “Convicted Entity” means an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a(a) or 42 U.S.C. § 1320a - 7(a), but has not yet been excluded, debarred, syspended or otherwise declared ineligible.

“Debarred Entity” means a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a(a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity;

“Debarred Individual” means an individual who has been debarred by the FDA pursuant to the FDA pursuant to 21 U.S.C. §335a(a) or (b) from providing services in any capacity to a person that has an approved or pending drug or biological product application.

“Excluded Individual” or “Excluded Entity” means: (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

8.6.	Environmental Matters

(a).          The conduct of the business by the Company is in compliance in all material respects with all applicable Environmental Laws.

(b).          The Company is not subject to environmental costs and/or liabilities, and, to the Seller’s Knowledge, no facts or circumstances exist which could give rise to environmental costs and/or liabilities relating to soil, water or air pollution, handling of Hazardous Substances, (illegal) waste dumping, (illegal) waste water discharging or (illegal) waste transportation

9.	TAXES

(a).          All the Tax Returns were properly filed within the deadline provided by the applicable Tax Laws and all Taxes, fees and similar charges, due on the basis of such Tax Returns, have been paid in full or have been fully reserved for in the Annual Accounts. Such Tax Returns are true, complete and accurate in all material respects.

(b).          All the Tax calculations were properly performed in accordance with the applicable Tax Laws.

(c).          The Company has duly and timely paid in full all Taxes for which it has become liable and is under no obligation to pay any penalty or interest in connection with any claim for Taxes.

(d).          All losses (including any tax credit mechanisms) available to the Company can be carried forward and offset against the profits of the Company in subsequent financial years in accordance with applicable Law. The operations contemplated in this Agreement will not prevent the Company from fully using these Tax losses and Tax credits.

(e).          The Company is not and has never been the subject of any Tax audit, information request or investigation in relating to Taxes and the Company is not aware of any such audit, information request or investigation in relation to Taxes or any enquiry instigated by a Tax Authority which may give rise to the payment of a Tax or a reassessment of any Tax basis in respect of the last three financial years. The Company has not received any notice of reassessment nor has it otherwise been informed by any Authority of its intention to carry out any reassessment.

(f).          The Company has not executed or entered into any written agreement with or obtained or applied for any written consents or written clearances or any other Tax rulings from any Tax Authority. No extensions or waivers of statutes of limitation have been given or requested with respect to any Taxes payable by the Company and no extensions or waivers of statutes of limitation have been given or requested for the filing of any Tax returns or other documents with respect to any Taxes relating to the Company. No Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or published practice) in relation to the affairs of the Company.

(g).         The Company is not involved in any dispute, litigation or proceedings involving any Tax Authority regarding the assessment or the collection of Taxes.

(h).          All Tax records, documentation (including all transfer pricing documentation and data) and information which could be requested by Tax Authorities in accordance with Tax Laws and Tax practices have been duly established, are available, accessible and exploitable to or by the Company and maintained, in their proper form, for at least since 1 January 2018. The documentation necessary to justify the expenses of the Company is within the Company’s possession or control and is accurate and complete.

(i).          The Company has not entered into any agreement or transaction which may be reassessed, rejected or requalified on the grounds that the Company has attempted to evade, circumvent or reduce its Tax obligations or those of another Person. The Company has never been party to a transfer, sale, exchange, contribution or assignment of any kind for which it has not paid registration duties, contribution or conversion fees, stamp duty, real estate registration taxes or any other charge which it is or has been legally or contractually liable to pay. The Company is not jointly and severally liable for any Tax liability of any third party.

(j).           The Company is not a party to or bound by any Tax sharing, allocation or indemnity agreement or arrangement with any of the Sellers or their respective Affiliates.

(k).          To the Seller’s Knowledge, there are no facts or circumstances which have or may lead to a reassessment by any Tax Authority of Taxes to be paid by the Company.

(l).          The Company has or has had no representative office or permanent establishment outside of Spain at any time since its incorporation. The Company has never been engaged in any trade, business or other activity outside of Spain that qualifies as a taxable presence in any country other than Spain on the basis of local Tax Laws and the applicable tax treaty for the avoidance of double taxation between Spain and the relevant other country.

10.	INFORMATION

(a).          All information provided by the Sellers in this Agreement and in the Data Room, and all other information provided by the Sellers, the Company and their advisors prior to the date of this Agreement to the Purchaser and its advisors has been provided in good faith and is not untrue, inaccurate or misleading and to the Sellers’ Knowledge, there are no facts or circumstances undisclosed to the Purchaser which would render any such information untrue, inaccurate or misleading in any respect.

(b).          The information provided by the Company for the purposes of completing the questionnaires regarding the FDI Condition Precedent is complete and true.

Schedule W.1.1(a)
Title to the Sellers’ Shares

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Schedule W.1.1(b)
Convertible Loan

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Schedule W.2.1(a)
Shares of the Company

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Schedule W.2.6
Proxies, Delegation of Powers and Signatures

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Schedule W.3.2(a)
Real Estate Property

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Schedule W.3.4(a)
Intellectual Property Rights
owed or co-owed by the Company

Composition of matter patents:

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Schedule W.3.4(l)
Intellectual Property Opposition

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Schedule W.4.1
Subsidies

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Schedule W.4.2(d)
Debts owed to Third Parties

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Schedule W.5.1(a)
Material Contracts

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Schedule W.5.1(a) - Material Contracts

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Schedule W.5.2(a)
Related Party Agreements

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Schedule W.5.2(b)
Companies in which the Directors of Origo participate

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Schedule W.6
Insurance

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Schedule W.7.1(h)
Employees

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SCHEDULE 11
Purchaser’s Warranties

The Purchaser hereby represents and warrants:

1.            The Purchaser validly exists and is a company duly incorporated under the laws of its jurisdiction of incorporation.

2.            The Purchaser has the legal right and full power and authority to enter into and perform the Transaction Documents and any other documents to be executed by it pursuant to or in connection with this Agreement.

3.            The documents referred to in Clause 2 will, when executed, constitute valid and binding obligations on the Purchaser in accordance with their respective terms.

4.            The Purchaser has taken all corporate actions required to authorize it to enter into and perform the obligations under the Transaction Documents and any other documents to be executed by it pursuant to or in connection with this Agreement.

5.            The execution and delivery by the Purchaser of this Agreement and the documents referred to in it, and compliance with their respective terms shall not breach or constitute a default under the Purchaser’s bylaws or any other agreement, authorisation, corporate resolution, instrument or law to which the Purchaser is a party or by which the Purchaser is bound, or any order, judgement, decree or other restriction applicable to the Purchaser.

6.            The Purchaser is not subject to any situation of insolvency and has not been declared insolvent or subject to or bound by any analogous procedure. So far as the Purchaser is aware, no action or request is pending to declare the Purchaser insolvent (or subject to or bound by any analogous procedure) or to make it subject to any proceeding contemplated by any insolvency (or analogous) law.

7.            The Purchaser has not approved any corporate resolution regarding the dissolution or winding-up of the Purchaser. The Purchaser is not under a compulsory dissolution or capital reduction event under applicable corporate law.

EXHIBIT 14(e)
Joint Press Release

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